Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

COURT SQUARE CAPITAL, LTD.

THE SELLERS

as defined herein

and

INTCOMEX, INC.

August 27, 2004

(continued)

(continued)

(continued)

(continued)

v

(continued)

LIST OF ANNEXES, EXHIBITS AND SCHEDULES

ANNEXES

Annex 1.1(a)	Calculation of Closing Adjusted Working Capital
Annex 1.1(b)	Main Sellers
Annex 1.1(c)	Persons deemed to have Knowledge of Sellers
Annex 1.1(d)	Sellers
Annex 2.1(i)	Composition of Board of Directors of the Company and SBA
Annex 2.1(t)	Closing Holdback Percentages
Annex 2.1(u)	Expense Percentages
Annex 2.2(b)	Closing Date Wire Transfers
Annex 7.2(d)	Resigning Member(s) of the Board of Directors of SBA
Annex 7.2(e)	Boards of Directors of Certain Company Subsidiaries; Certain Resigning Directors
Annex 7.2(j)	Pre-Closing IXLA Acquisitions
Annex 7.2(l)	Shareholder Loans
Annex 7.2(q)	Contracts with Change of Control Provisions

EXHIBITS

Exhibit A	Form of Demand Note
Exhibit B	Form of Amended and Restated Limited Liability Company Operating Agreement of Intcomex LLC
Exhibit C	Form of Shareholders Agreement
Exhibit D	Form of Series A Seller Notes
Exhibit E	Form of Series B Seller Notes
Exhibit F	Form of Unit Purchase and Sale Agreement
Exhibit G	Form of Opinion Regarding Certain Sellers
Exhibit H	Form of Amended and Restated Certificate of Incorporation and By-Laws
Exhibit I	Form of Tecno-Mundial, S.A. Guarantee
Exhibit J	Form of Change of Control Waiver
Exhibit K	Form of Accredited Investor Letter

SCHEDULES

Schedule 1.1	Intcomex - Liens
Schedule 3.2(a)	Intcomex Inc, Holdco, Holdings Shareholders As of Signing
Schedule 3.2(b)	Intcomex Inc, Holdco, Holdings at Closing After Consummation of Transaction Specified in Section 2.1
Schedule 3.3(a)	Shareholding of All Subsidiaries
Schedule 3.3(b)	Shareholding of All Subsidiaries

(continued)

Schedule 3.4(a)	Holdings Audited Financials 2001, 2002, 2003
Schedule 3.4(b)	Holdings Review Q1 March 2004
Schedule 3.4(c)	Holdings Internal Q2 June 2004
Schedule 3.4(d)	Holdco Accounting Balance Sheets
Schedule 3.5	Material Subsequent Events
Schedule 3.9(a)	Contracts
Schedule 3.11(m)	Companies Included in Other Tax Returns
Schedule 3.12(a)	Employee Benefits
Schedule 3.12(b, c, d, e, f, h)	Employee Disclosures
Schedule 3.16(a)	Intellectual Property
Schedule 3.17	Real Property
Schedule 3.20	Accounts Receivable 90 Days After Date of Invoice
Schedule 3.23	Accounts Payable 90 Days After Due Date
Schedule 3.26(a)	Insurance
Schedule 3.27(a)	Affiliated Service Relationships
Schedule 3.27(b)	Contracts Between Company Related Parties

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of August 27, 2004, by and among Court Square Capital, Ltd., a corporation organized under the laws of the State of Delaware (“Buyer”); each of Sellers (as defined below); and Intcomex, Inc., a corporation incorporated under the laws of the State of Delaware (the “Company,” and, together with Buyer and Sellers, the “Parties”).

W I T N E S S E T H:

WHEREAS, Sellers beneficially own, whether directly or indirectly, all equity interests in the Company, HoldCo and Intcomex LLC (each as defined below);

WHEREAS, the Company currently indirectly owns 37.308% of Intcomex LLC;

WHEREAS, Buyer and Sellers wish to cause the Company to own directly 100% of the limited liability company interests of Intcomex LLC; and

WHEREAS, in connection with such transactions, Buyer wishes to acquire, and Sellers wish to sell to Buyer, 52.545% of the common stock of the Company;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the Parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

“Acquisition Financing Agreement” shall mean the Loan and Security Agreement by and among Software Brokers of America, Inc., as Borrower, Intcomex LLC and the Company, as Guarantors, the lenders that are signatories thereto, as the Lenders, Wells Fargo Foothill, Inc., as the Arranger and Administrative Agent, and Morgan Stanley Senior Funding, Inc., as Syndication Agent, or any other financing agreement or agreements entered into by the Company and/or its Subsidiaries (other than the Series A Seller Notes and the Series B Seller Notes) on commercially reasonable terms to finance the redemption of ownership interests in the Company and/or its Subsidiaries at the Closing, to refinance certain existing Indebtedness of the Company’s Subsidiaries, and to finance the Company and its Subsidiaries’ working capital needs.

“Additional Seller” shall mean any Seller that is not a Main Seller.

“Affiliate” means: (i) with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person; and (ii) with respect to any natural Person: (a) any parent, grandparent, sibling, child or spouse of such natural Person, or any Person married to any such Persons; (b) any trust established for the benefit of such natural Person or any Affiliate of such natural Person; or (c) any executor or administrator of the estate of such natural Person.

“Agreement” shall mean this Agreement and all Annexes, Schedules and Exhibits hereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Applicable Rate” shall mean the rate of return actually earned on the amounts held in escrow by SBA on behalf of the Company and invested in accordance with Section 2.1(t); provided that the Applicable Rate shall be deemed to be 20% per annum, calculated on the basis of a year of 365 days and the actual number of days elapsed, for any period during which the Post-Closing Adjustment is due but not paid, unless and for so long as such failure to pay is due to the failure of a Party owed amounts pursuant to the Post-Closing Adjustment to communicate the details of such Party’s account in a timely manner to the paying Party.

“Appraiser” shall have the meaning set forth in Section 9.3(e).

“Axapta” shall have the meaning set forth in Section 7.2(p).

“Axapta License” shall have the meaning set forth in Section 7.2(p).

“Business” shall mean, with respect to any Person and a particular time, the business and operations of such Person as conducted at such time.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in the City of New York are authorized or obligated by Law to close.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 9.3(a).

“Cash Availability” shall mean, as of any date, (i) the cash and cash equivalents of the Company and its Subsidiaries as of such date, less (ii) the Financial Indebtedness of the Company and its Subsidiaries as of such date, calculated in each case on a consolidated basis and in accordance with U.S. GAAP.

“Charter Document” shall mean any certificate of incorporation, by-laws, certificate of formation, limited liability company agreement, estatutos, charter, memorandum of association, articles of association, or other similar document.

“Chosen Courts” shall have the meaning set forth in Section 10.12.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Adjusted Working Capital Statement Date” shall have the meaning set forth in Section 2.3(a).

“Closing Adjusted Working Capital” shall mean the amount of working capital of the Company and its Subsidiaries at Closing (assuming the consolidation of the Company and its Subsidiaries but without otherwise giving effect to the transactions contemplated by Section 2.1 calculated in the manner set forth in Annex 1.1(a).

“Closing Adjusted Working Capital Differential” shall mean the Reference Date Adjusted Working Capital less the Closing Adjusted Working Capital as finally determined in accordance with Section 2.3.

“Closing Adjusted Working Capital Statement” shall have the meaning set forth in Section 2.3(a).

“Closing Date” shall have the meaning set forth in Section 2.2.

“Closing Holdback Amount” shall mean $3,510,000.

“Closing Holdback Balance” shall mean, initially, $3,510,000; provided that such amount shall be adjusted in accordance with Section 2.3(e), Section 2.3(f) and Section 2.3(g).

“Closing Holdback Percentage” shall mean, with respect to each Seller appearing in Annex 2.1(t), the percentage set across from such Seller’s name in such Annex.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Comerica Credit Agreement” shall mean the Credit Agreement, dated as of August 11, 2000, by and between SBA and Comerica Bank, as amended on August 10, 2001, August 8, 2002 and August 1, 2003.

“Common Stock” shall mean the common stock of Intcomex, Inc.

“Company” shall have the meaning set forth in the Preamble.

“Company Benefit Plans” shall have the meaning set forth in Section 3.12(a).

“Company Debt” shall mean, as of any date, any Indebtedness of the Company or any of its Subsidiaries as of such date.

“Company Licenses” shall have the meaning set forth in Section 3.6.

“Company Securities” shall mean the shares of Common Stock, the Series A Seller Notes, the Series B Seller Notes, the Intcomex Demand Notes and the IXLA Demand Notes.

“Competitive Products” shall have the meaning set forth in Section 6.4(a).

“Consent” shall mean any consent, permit, license, approval, authorization, or other order of, or action or exemption by, or filing with or notification of, any Governmental Entity or third party.

“Contract” shall mean any written or oral contract, agreement, instrument, license, lease, sublease, mortgage, bond, note or binding understanding, arrangement, commitment, warranty, registration, or authorization.

“Control”, and its correlative meanings, “Controlling” and “Controlled”, shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, by virtue of being a Director or officer of such Person, or otherwise.

“CPA Firm” shall mean BDO Seidman, LLP, or, if such firm shall be unable or unwilling to serve in the capacity set forth in Section 2.3 or if Buyer and Sellers’ Agent acting on behalf of Sellers shall otherwise mutually agree in writing, such other nationally recognized firm of independent auditors mutually agreed in writing by Buyer and Sellers’ Agent acting on behalf of Sellers, or failing any such mutual agreement within five (5) days of notification by BDO Seidman, LLP of its inability or unwillingness to serve in the capacity set forth in Section 2.3, a firm of independent auditors designated by the American Arbitration Association at the request of Buyer or Sellers’ Agent acting on behalf of Sellers (it being specified that any such request shall preclude a request by Sellers’ Agent and Buyer, respectively).

“Customer of the Business” shall have the meaning set forth in Section 6.4(a).

“Demand Note” shall mean a note substantially in the form attached hereto as Exhibit A.

“Designated Insurance Proceeds” shall mean the insurance proceeds received by SBA pursuant to the claim submitted in connection with the theft of its inventory from its Miami warehouse on the weekend of August 7-8, 2004.

“Designated Insurance Proceeds Differential” shall mean $1,905,000 less the lower of: (i) $1,905,000 and (ii) the sum of: (A) the full amount of the Designated Insurance Proceeds and (B) the difference, if positive, between the Closing Adjusted Working Capital as finally determined in accordance with Section 2.3 and $55,500,000.

“Designated Subsidiaries” shall mean Intcomex de Guatemala, S.A., a sociedad anónima organized under the laws of Guatemala; Intcomex S.A. de C.V., a sociedad anónima organized under the laws of El Salvador; Intcomex Peru; Intcomex Iquique; Tecnocapital; Inversiones Aconcagua; and Intcomex Argentina, S.R.L., a limited liability company organized under the laws of Argentina.

“Director” shall mean, with respect to a Person, any director, management committee member, managing director, principal, partner or persons holding comparable positions of such Person.

“DTMK” shall have the meaning set forth in Section 7.2(u).

“Employee” shall mean an officer or an employee of the Company or any of its Subsidiaries.

“Encumbrance” shall mean any lien (statutory or other), security interest, mortgage, covenant, pledge, assignment, adverse claim, title defect, assessment, lease, levy, charge or other encumbrance of any kind, or any conditional sale contract, sale-leaseback, financing lease, title retention contract or other contract to give any of the preceding.

“Environmental Law” shall mean any Law or Consent granted by a Governmental Entity regulating or relating to any Hazardous Material or pertaining to health, safety or the environment, pollution or the investigation, restoration, preservation or protection of the environment (including air, surface water, groundwater, soil and natural resources) or the presence, use, storage, handling, Release, control, cleanup or disposal of or exposure to any Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exiting Seller” shall mean a Seller that, upon consummation of the transactions set forth in Section 2.1, shall not own any shares of Common Stock.

“Expense Percentage” shall mean, with respect to each Seller appearing in Annex 2.1(u), the percentage set across from such Seller’s name in such Annex.

“Financial Indebtedness” shall mean indebtedness for borrowed money (including bank lines of credit and bank overdraft, notes payable and long-term debt as such terms are defined under U.S. GAAP).

“Government Regulatory Entity” shall have the meaning set forth in Section 6.3(a).

“Governmental Entity” shall mean any governmental, judicial, legislative, executive, administrative or regulatory authority of the United States or any other federal, national, state, provincial or local government (whether domestic or foreign) or any subdivision, agency, commission, office or judicial, administrative or regulatory authority thereof.

“Hazardous Material” shall mean any substance, material, waste or agent, listed, defined, designated, regulated or classified as hazardous, toxic or as a pollutant, contaminant or radioactive under any applicable Environmental Law, including petroleum and any derivative or by-products thereof, polychlorinated biphenyls, asbestos, and radioactive materials.

“HoldCo” shall mean HoldCo Caribbean LDC, an exempted limited duration company organized under the laws of the Cayman Islands.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Identified Contract” shall have the meaning set forth in Section 3.9(a).

“Income Tax” shall mean any Tax based upon, measured by, or calculated with respect to income, profits or capital (including any capital gains Tax, franchise Tax, minimum

Tax and any Tax or items of Tax preference, and capital Tax of a type that is imposed when the amount of such Tax exceeds the amount of an otherwise applicable franchise Tax or Tax based upon, measured by, or calculated with respect to income or profits, but not including sales, use, real or personal property, gross receipts, employer, withholding, transfer or similar Taxes).

“Indebtedness” of any Person shall mean, at any date, without duplication: (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services; (iv) all obligations of such Person as lessee that are capitalized in accordance with applicable generally accepted accounting principles; (v) all Indebtedness of others secured by an Encumbrance on any asset of such Person, whether or not such Indebtedness is assumed by such Person; and (vi) all obligations of such Person in the nature of guarantees of the obligations described in clauses (i) through (v) above of any other Person.

“Indemnification Common Stock” shall have the meaning set forth in Section 9.3(e)(iii).

“Insurance Policies” shall have the meaning set forth in Section 3.26(a).

“Intcomex Chile” shall mean Intcomex S.A., a sociedad anónima organized under the laws of Chile.

“Intcomex Colombia” shall mean Intcomex Colombia Ltda., a limited liability company organized under the laws of Colombia.

“Intcomex Demand Note” shall mean a Demand Note issued by Intcomex LLC.

“Intcomex Iquique” shall have the meaning set forth in Section 3.30.

“Intcomex LLC” shall mean Intcomex Holdings, LLC, a limited liability company formed under the laws of the State of Delaware.

“Intcomex LLC Financial Statements” shall have the meaning set forth in Section 3.4(a).

“Intcomex LLC Operating Agreement” shall mean the amended and restated limited liability company operating agreement of Intcomex LLC, substantially in the form attached hereto as Exhibit B.

“Intcomex Peru” shall have the meaning set forth in Section 7.2(u).

“Intellectual Property Rights” shall have the meaning set forth in Section 3.16(a).

“Inter-Seller Agreement” shall have the meaning set forth in Section 6.11.

“Inventory” shall mean all inventory held for sale by, and all raw materials, work in process and finished products, technical materials, wrapping, packaging, supply, labeling and packaging materials of the Company and its Subsidiaries.

“Inversiones Aconcagua” shall mean Inversiones Aconcagua S.A., a sociedad anónima organized under the laws of Argentina.

“IRS” shall mean the United States Internal Revenue Service.

“IXLA” shall mean IXLA Holdings Ltd., a company limited by shares organized under the laws of the Cayman Islands.

“IXLA Demand Note” shall mean a Demand Note issued by IXLA.

“Judgment” shall mean any judgment, order, writ, directive, ruling, decision, injunction, decree, settlement agreement or award of any Governmental Entity or arbitrator.

“Knowledge” shall mean: (i) with respect to a Seller, the actual knowledge, after due investigation and inquiry, of any of the Persons whose names are set forth on Annex 1.1(c) hereto; provided that for purposes of Section 3.20(iv), such Knowledge shall also be based on a good faith review of the accounts and notes receivable of the Company and its Subsidiaries within the three-month period preceding the date hereof; and (ii) with respect to Buyer, the actual knowledge, after due investigation and inquiry, of the Directors and officers of Buyer.

“Latin America” shall mean Mexico, Central America and South America.

“Law” shall mean any: (i) law, statute, ordinance, regulation, whether federal, national, state, provincial or local; (ii) regulation, rule, code, standard, requirement and criterion enacted, promulgated or issued under any law, statute, ordinance or regulation, whether federal, national, state, provincial or local; or (iii) Judgment, in each case for clauses (i) through (iii) whether domestic or foreign.

“Leased Real Property” shall have the meaning set forth in Section 3.17.

“Letter of Interest” shall mean the Letter of Interest, dated as of March 25, 2004, between Citigroup Venture Capital International and Intcomex LLC, as amended.

“Litigation” shall have the meaning set forth in Section 3.7.

“Losses” shall have the meaning set forth in Section 9.2(a).

“Main Seller” shall mean any of the Persons set forth in Annex 1.1(b) hereto.

“Material Adverse Effect” shall mean: (i) with respect to the Company, any material and adverse effect on either (a) any of the condition (financial or otherwise), business, properties, assets, liabilities, results of operations or prospects of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company to consummate the transactions and fulfill the obligations that the Company is required to consummate and fulfill hereby; and (ii)

with respect to any other Person, a material adverse effect on the ability of such Person to consummate the transactions and fulfill the obligations that such Person is required to consummate and fulfill hereby, including, without limiting the generality of the foregoing, such Person’s obligations under Article II and Article IX.

“Minority Shareholder” shall have the meaning set forth in Section 7.2(v).

“Most Recent Financial Statements” shall have the meaning set forth in Section 3.4(c).

“Order” shall have the meaning set forth in Section 7.1(a).

“Ordinary Course of Business” shall mean the ordinary course of Business of the Company and its Subsidiaries, taken as a whole, consistent with past practice.

“Owned Intellectual Property Rights” shall have the meaning set forth in Section 3.16(c).

“Owned Real Property” shall have the meaning set forth in Section 3.17.

“Parties” shall have the meaning set forth in the Preamble.

“Paying Agent” shall mean Wells Fargo Foothill, Inc., or such other Person as shall be designated by agreement of Buyer and Sellers’ Agent.

“PBGC” means the United States Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Encumbrances” shall mean: (i) the liens, claims, encumbrances and restrictions listed on Schedule 1.1; (ii) liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided no such lien is in imminent danger of foreclosure and adequate reserves have been made; (iii) municipal and zoning ordinances and easements for public utilities, rights of way and other similar encumbrances affecting the Owned Real Property which do not materially detract from the value of, or materially interfere with the Company’s use of the related property; (iv) encumbrances on the Owner Real Property that are in the public record or which would be disclosed by an accurate survey of the Owner Real Property, provided such encumbrances do not materially detract from the value of, or materially interfere with the Company’s use of the related property; (v) materialmen’s liens, mechanics’ liens, and similar liens arising in the Ordinary Course of Business, if the underlying obligations are not more than 30 days past due or are being contested in good faith and adequate reserves have been made; and (vi) liens, claims, encumbrances and restrictions which will be released as of the Closing Date.

“Permitted Assignee” shall mean a Person: (i) all of whose voting stock is directly or indirectly owned free and clear of any Encumbrances by Citigroup Inc. and that is Controlled by Citigroup Inc.; and (ii) not less than 70% of whose equity interests are directly or indirectly owned free and clear of any Encumbrances by Citigroup Inc.

“Permitted Transferee” shall have the meaning set forth in the Shareholders Agreement.

“Person” shall mean any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

“Post-Closing Adjustment” shall mean the payments required to be made pursuant to Section 2.3(e), Section 2.3(f) and Section 2.3(g).

“Pre-Closing Financial Statements” shall mean the quarterly financial statements and monthly income statements delivered pursuant to Section 6.2.

“Real Property” shall have the meaning set forth in Section 3.17.

“Reference Date Adjusted Working Capital” shall mean $54,000,000.

“Release”, and its correlative meaning “Released”, shall mean any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including air, surface water, groundwater, land surface or surface substrata) or within any building, structure, facility or fixture.

“Required Sellers” shall mean: (i) prior to and including the Closing Date, a number of Sellers whose respective Closing Holdback Percentages aggregate to more than 50%; and (ii) after the Closing Date, such number of Sellers that own more than 50% of all shares of Common Stock owned by Sellers.

“Restrictive Covenants” shall have the meaning set forth in Section 6.4(e).

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Seller” shall mean any of the Persons set forth in Annex 1.1(d) hereto.

“Seller Indemnified Parties” shall have the meaning set forth in Section 9.2(a).

“Sellers’ Agent” shall mean Anthony Shalom; provided, that if Anthony Shalom is unable or unwilling to serve as Sellers’ Agent, then Michael Shalom shall be Sellers’ Agent; and provided, further, that if neither Anthony Shalom nor Michael Shalom are willing and able to serve as Sellers’ Agent, a substitute representative shall be appointed by Sellers holding a majority of all Common Stock held by Sellers.

“Shareholders Agreement” shall mean the shareholders agreement substantially in the form attached hereto as Exhibit C.

“SBA” shall mean Software Brokers of America, Inc., a corporation organized under the laws of the State of Florida.

“Series A Seller Notes” shall mean subordinated notes substantially in the form attached hereto as Exhibit D.

“Series B Seller Notes” shall mean subordinated notes substantially in the form attached hereto as Exhibit E.

“Stock Pledge Agreement” shall mean a stock pledge agreement creating a security interest in shares of Common Stock, in form and substance reasonably satisfactory to Buyer; provided that such stock pledge agreement shall provide that such stock pledge agreement shall terminate, and the security interest created thereby automatically released, upon the transfer of the shares of Common Stock subject to such stock pledge agreement in a manner permitted by the Shareholders Agreement to a transferee other than a Permitted Transferee.

“Subsidiary” shall mean, as to any Person, any other Person: (i) of which such first Person, directly or indirectly, owns securities or other equity interests representing fifty percent (50%) or more of the aggregate voting power of all securities and equity interests issued by such second Person; or (ii) of which such first Person possesses the right to elect fifty percent (50%) or more of the Directors; provided that HoldCo, Intcomex LLC and their Subsidiaries shall be deemed to be Subsidiaries of the Company.

“Tangible Personal Property” shall have the meaning set forth in Section 3.18.

“Taxes” shall mean all federal, state, local or foreign income, gross receipts, windfall or excess profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding, environmental, customs duty, capital stock, stamp, payroll, unemployment, disability, excise, production, value added, occupancy or other taxes, duties or assessments of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” shall mean all federal, state, local or foreign tax returns, tax reports, declarations of estimated tax, information reporting returns and related supporting documentation.

“Tecnocapital” shall have the meaning set forth in Section 3.30.

“Tecno-Mundial Guarantee” shall have the meaning set forth in Section 7.2(k).

“Territory” shall mean the territory of the United States, Chile, Argentina, Costa Rica, Ecuador, El Salvador, Guatemala, Jamaica, Panama, Peru, Uruguay, Cayman Islands and Colombia.

“Third-Party Intellectual Property Rights” shall have the meaning set forth in Section 3.16(b).

“Threshold” shall have the meaning set forth in Section 9.2(b).

“Transfer Taxes” shall have the meaning set forth in Section 10.16.

“Unresolved Items” shall have the meaning set forth in Section 2.3(c).

“U.S. GAAP” shall mean United States generally accepted accounting principles.

“WARN Act” shall have the meaning set forth in Section 3.24(c).

Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement.

Section 1.3 Other Definitional Provisions. (a) The obligation of Sellers to cause the Company and its Subsidiaries to take or to omit to take certain actions or measures as set forth herein shall be understood to mean an obligation of each Seller to cause those entities among the Company and the Subsidiaries of which it is a direct or indirect shareholder or which it directly or indirectly Controls to take or to omit to take such actions or measures.

(b) The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun, pronoun, or adjective shall be deemed to include the plural as well as the singular and to cover all genders.

(d) The terms “dollars” and “$” shall mean United States Dollars. All payments and adjustments hereunder shall be made in United States Dollars.

ARTICLE II

Purchase, Sale, Redemption and Subscription of Common Stock and Other Closing Transactions

Section 2.1 Closing Transactions. Subject to the terms and conditions of this Agreement, each of the Parties agrees to undertake, or cause to be undertaken, the actions described below in the order in which they are set forth in this Section (it being specified that the consummation of each action described in Section 2.1 is conditioned upon the consummation of all transactions described in Section 2.1):

(a) Buyer shall purchase from each of the Sellers set forth in the table below, and each of the Sellers set forth in the table below shall sell to Buyer, all of such Seller’s right, title and interest in such number of shares of Common Stock as is set forth across from such Seller’s name, free and clear of all Encumbrances, for the purchase price set forth across from such Seller’s name:

Seller	Number of shares of Common Stock	Purchase Price
Anthony Shalom	12,882	$8,605,392
Michael Shalom	5,006	$3,344,046
Benjamin Mizrachi	4,364	$2,915,478
Naftali Mizrachi	2,137	$1,427,395

Each such Seller shall deliver to Buyer a certificate representing the number of shares of Common Stock sold pursuant to this Section 2.1(a), duly endorsed in favor of Buyer, and Buyer shall pay to each such Seller immediately available United States Dollar funds representing the purchase price for the shares of Common Stock sold by such Seller.

(b) The Company shall purchase from each of the Sellers set forth in the table below, and each of the Sellers set forth in the table below shall sell to the Company, all of such Seller’s right, title and interest in such number of shares of Common Stock as is set forth across from such Seller’s name, free and clear of all Encumbrances, in exchange for which the Company shall issue to each such Seller a Series A Seller Note and a Series B Seller Note in the respective principal amounts set forth across such Seller’s name:

Seller	Number of shares of Common Stock	Principal Amount of Series A Seller Note	Principal Amount of Series B Seller Note
Benjamin Mizrachi	3,964	$661,940	$1,985,820
Naftali Mizrachi	1,940	$324,081	$972,241

Each such Seller shall deliver to the Company a certificate representing the number of shares of Common Stock sold pursuant to this Section 2.1(b), duly endorsed in favor of the Company, and the Company shall issue to each such Seller a Series A Seller Note and a Series B Seller Note in the respective principal amounts set forth across from such Seller’s name in the table above.

(c) Buyer shall purchase from the Company, and the Company shall sell to Buyer, free and clear of all Encumbrances, all of the Company’s right, title and interest in 5,904 existing shares of Common Stock, for a purchase price of $3,943,763. The Company shall deliver to Buyer a certificate representing the number of shares of Common Stock sold pursuant to this Section 2.1(c), duly endorsed in favor of Buyer, and Buyer shall pay to the Company immediately available United States Dollar funds representing the purchase price for the shares of Common Stock sold by the Company.

(d) Buyer shall subscribe from the Company, and the Company shall issue to Buyer, free and clear of all Encumbrances, 22,252 new shares of Common Stock, for a subscription price of $14,863,926. The Company shall deliver to Buyer a certificate representing the number of shares of Common Stock subscribed to pursuant to this Section 2.1(d), and Buyer shall pay to the Company immediately available United States Dollar funds representing the subscription price for the shares of Common Stock issued by the Company. Upon the completion of the transactions contemplated in this Section 2.1(d), Buyer, Sellers and the Company shall take all necessary action to cause the board of Directors of the Company to have the composition set forth in Annex 2.1(i).

(e) The Company, Buyer and Sellers shall simultaneously: (i) cause each of the beneficial shareholders of HoldCo to purchase, and cause HoldCo to sell to each such shareholder, free and clear of any Encumbrances, all of HoldCo’s right, title and interest in the respective number of equity units in Intcomex LLC as is set forth in the table below across from such shareholder’s name, for aggregate consideration of $1 pursuant to a unit purchase and sale agreement substantially in the form set forth hereto as Exhibit F; and (ii) cause HoldCo to be struck off the register of companies pursuant to Section 175 of the Companies Law of the Cayman Islands, with effect as of a time immediately following execution of the Intcomex LLC Operating Agreement pursuant to Section 2.1(i).

Intcomex LLC Interest Holder	Number of equity units
Intcomex, Inc.	37,308
Mauro Butelmann	9,793
Javier Martinez	2,526
Boris Vasquez	1,516
Gonvas Enterprise, S.A.	1,011
Hans Cristi Urzua	725
Jorge De Galvez	184
Tecno-Mundial, S.A.	22,336
Khyber Investments Ltd.	11,624
Caribbean Trade Services Ltd.	5,451
Joey Koplowitz	3,909
Jose Lozano Ligunsky	1,572
Mali Properties Inc.	960
Lunimar, S.A.	1,085

(f) The Company shall subscribe from Intcomex LLC, and the Company and Sellers shall cause Intcomex LLC to issue to the Company, free and clear of all Encumbrances, 15,661 new equity units, for a subscription price of $18,807,689. The Company shall, and the Company and Sellers shall cause Intcomex LLC to, enter into a subscription agreement with respect to the equity units subscribed to pursuant to this Section 2.1(f), and the Company shall pay to Intcomex LLC immediately available United States Dollar funds representing the subscription price for the equity units issued by Intcomex LLC.

(g) The Company, Buyer and Sellers shall cause Intcomex LLC to redeem, and each of the Sellers set forth in the table below shall surrender for redemption, the number of equity units in Intcomex LLC set forth across from the name of each such Seller, for redemption consideration consisting of an Intcomex Demand Note in the principal amount set forth across from such Seller’s name under the heading “Principal Amount of Intcomex Demand Note.” Upon receipt of each such Intcomex Demand Note: (i) each such Seller shall assign a portion of such Intcomex Demand Note, in a principal amount set forth across from such Seller’s name under the heading “Principal Amount Exchanged for Common Stock” to the Company, in exchange for which the Company shall issue to such Seller such number of new shares of Common Stock, free and clear of all Encumbrances, as is set forth across from such Seller’s name under the heading “Shares of Newly Issued Common Stock”; (ii) each such Seller shall assign a portion of such Intcomex Demand Note, in a principal amount set forth across from such Seller’s name under the heading “Principal Amount Exchanged for Series A Seller Note” to the Company, in exchange for which the Company shall issue to such Seller a Series A Seller Note in the same principal amount; and (iii) each such Seller shall assign a portion of such Intcomex Demand Note, in a principal amount set forth across from such Seller’s name under the heading “Principal Amount Exchanged for Series B Seller Note” to the Company, in exchange for which the Company shall issue to such Seller a Series B Seller Note in the same principal amount.

Seller	Number of equity units	Principal Amount of Intcomex Demand Note	Principal Amount Exchanged for Common Stock	Shares of Newly Issued Common Stock	Principal Amount Exchanged for Series A Seller Note	Principal Amount Exchanged for Series B Seller Note
Mauro Butelmann	9,793	$11,760,820	$3,276,993	4,906	$1,009,441	$3,028,324
Javier Martinez	2,526	$3,034,118	$845,417	1,266	$260,422	$781,266
Boris Vasquez	1,516	$1,820,471	$507,250	759	$156,253	$468,759
Gonvas Enterprise SA	1,011	$1,213,647	$338,167	506	$104,169	$312,506
Hans Cristi Urzua	725	$870,102	$242,442	363	$74,682	$224,045
Jorge De Galvez	184	$221,539	$61,729	92	$19,015	$57,045
Lunimar, S.A.	1,085	$1,303,547	$449,664	673	$50,000	$150,000

Each such Seller shall deliver to Intcomex LLC an instrument pursuant to which such Seller shall assign and surrender to Intcomex LLC all of such Seller’s right, title and interest to the equity units of Intcomex LLC that Intcomex LLC is redeeming pursuant to this Section 2.1(g); Sellers and the Company shall cause Intcomex LLC to issue to each such Seller an Intcomex Demand Note in the principal amount set forth across from such Seller’s name in the table set forth above under the heading “Principal Amount of Intcomex Demand Note”; each such Seller shall deliver to the Company an Intcomex Demand Note, duly endorsed in favor of the Company, in a principal amount that is the aggregate of the amounts set forth under “Principal Amount Exchanged for Common Stock,” “Principal Amount Exchanged for Series A Seller Note” and “Principal Amount Exchanged for Series B Seller Note”, respectively, across from such Seller’s name in the table set forth above; and the Company shall deliver to such Seller a certificate representing the number of shares of Common Stock such Seller is subscribing to pursuant to this Section 2.1(g), and a Series A Seller Note and a Series B Seller Note in the respective principal amounts set forth across from such Seller’s name in the table set forth above under the headings “Principal Amount Exchanged for Series A Seller Note” and “Principal Amount Exchanged for Series B Seller Note.”

(h) The Company and Sellers shall cause Intcomex LLC to redeem, and each of the Sellers set forth in the table below shall surrender for redemption, the number of equity units in Intcomex LLC set forth across from such Seller’s name, for redemption consideration consisting of an Intcomex Demand Note in the principal amount set forth across from such Seller’s name under the heading “Principal Amount of Intcomex Demand Note.” Upon receipt of each such Intcomex Demand Note, each such Seller shall: (i) assign a portion of such Intcomex Demand Note, in a principal amount set forth across from such Seller’s name under the heading “Principal Amount Exchanged for Series A Seller Note” to the Company, in exchange for which the Company shall issue to such Seller a Series A Seller Note in the same principal amount; and (ii) assign a portion of such Intcomex Demand Note, in a principal amount set forth across from such Seller’s name under the heading “Principal Amount Exchanged for Series B Seller Note” to the Company, in exchange for which the Company shall issue to such Seller a Series B Seller Note in the same principal amount.

Seller	Number of equity units	Principal Amount of Intcomex Demand Note	Principal Amount Exchanged for Series A Seller Note	Principal Amount Exchanged for Series B Seller Note
Tecno-Mundial, S.A.	22,336	$26,823,853	$948,873	$2,846,620
Khyber Investments Ltd.	11,624	$13,960,155	$493,830	$1,481,490
Caribbean Trade Services Ltd.	5,451	$6,546,632	$231,582	$694,746
Joey Koplowitz	3,909	$4,694,054	$166,049	$498,146
Jose Lozano Ligunsky	1,572	$1,887,896	$66,783	$200,349
Mali Properties Inc.	960	$1,152,644	$40,774	$122,322

Each such Seller shall deliver to Intcomex LLC an instrument pursuant to which such Seller shall assign and surrender to Intcomex LLC all of such Seller’s right, title and interest to the equity units of Intcomex LLC that Intcomex LLC is redeeming pursuant to this Section 2.1(h); Sellers and the Company shall cause Intcomex LLC to issue to each such Seller an Intcomex Demand Note in the principal amount set forth across from such Seller’s name in the table set forth above under the heading “Principal Amount of Intcomex Demand Note”; each such Seller shall deliver to the Company an Intcomex Demand Note, duly endorsed in favor of the Company, in a principal amount that is the aggregate of the amounts set forth under “Principal Amount Exchanged for Series A Seller Note” and “Principal Amount Exchanged for Series B Seller Note” across from such Seller’s name in the table set forth above; and the Company shall deliver to such Seller a Series A Seller Note and a Series B Seller Note in the respective principal amounts set forth across from such Seller’s name in the table set forth above under the headings “Principal Amount Exchanged for Series A Seller Note” and “Principal Amount Exchanged for Series B Seller Note.”

(i) Buyer, Sellers and the Company shall take all necessary action to cause the board of Directors of SBA to have the composition set forth in Annex 2.1(i); the Company, as sole member of Intcomex LLC, shall execute the Intcomex LLC Operating Agreement; and upon such board of Directors having such composition and such execution of the Intcomex LLC Operating Agreement, the boards of Directors of each of the Company and SBA, and the Company as sole member of Intcomex LLC, shall approve the entering into of the Acquisition Financing Agreement.

(j) The Company shall assign to Intcomex LLC, as a capital contribution, all Intcomex Demand Notes held by the Company. The Company shall deliver to Intcomex LLC all of its right, title and interest in all Intcomex Demand Notes held by it, free and clear of all Encumbrances, duly endorsed in favor of Intcomex LLC (it being specified that Intcomex Demand Notes assigned to Intcomex LLC shall upon such assignment be immediately cancelled).

(k) The Company shall cause the disbursement of $42,500,000 under the Acquisition Financing Agreement to SBA.

(l) The Company shall cause SBA to loan, and shall cause Intcomex LLC to borrow, funds in an amount of $36,272,617, and shall cause SBA to disburse immediately available funds representing the proceeds of such loan to an account specified by Intcomex LLC.

(m) Upon receipt of the proceeds of the loan described in Section 2.1(l), each of Sellers holding an Intcomex Demand Note shall present for redemption, and the Company shall cause Intcomex LLC to redeem, such outstanding Intcomex Demand Note. Without in any way limiting the generality of the foregoing, after completion of the transactions described in Section 2.1(a) to Section 2.1(l), the payee and principal amount of each outstanding Intcomex Demand Note shall be as set forth in the following table:

Seller	Principal Amount of Intcomex Demand Note
Mauro Butelmann	$4,446,061
Javier Martinez	$1,147,014
Boris Vasquez	$688,208
Gonvas Enterprise, S.A.	$458,806
Hans Cristi Urzua	$328,932
Jorge De Galvez	$83,750
Tecno-Mundial, S.A.	$23,028,359
Khyber Investments Ltd.	$11,984,835
Caribbean Trade Services Ltd.	$5,620,303
Joey Koplowitz	$4,029,860
Jose Lozano Ligunsky	$1,620,764
Mali Properties Inc.	$989,548
Lunimar, S.A.	$653,883

Each Seller set forth in the above table shall deliver the Intcomex Demand Note held by such Seller to Intcomex LLC, and the Company shall cause Intcomex LLC to pay to each such Seller immediately available United States Dollar funds representing the principal amount of the Intcomex Demand Note delivered by such Seller pursuant to this Section 2.1(m).

(n) The Company shall cause SBA to repay existing indebtedness owed to IXLA, and shall cause IXLA to accept repayment for existing indebtedness, in an amount of $5,705,103 in immediately available United States Dollar funds.

(o) Upon receipt of the proceeds of the loan repayment described in Section 2.1(n), each of Sellers holding an IXLA Demand Note shall present for redemption, and Sellers and the Company shall cause Fidel Egas Grijalva to present for redemption and cause IXLA to redeem, all outstanding IXLA Demand Notes issued in connection with the transactions described in Section 7.2(j) and Annex 7.2(j). Each Seller set forth in Annex 7.2(j) shall, and Sellers shall cause Fidel Egas Grijalva to, deliver the IXLA Demand Note held by such Person to IXLA, and the Company shall cause IXLA to pay to each such Person immediately available United States Dollar funds representing the principal amount of the IXLA Demand Note delivered by such Seller pursuant to this Section 2.1(o).

(p) Each Seller set forth in the table below shall subscribe from the Company, and the Company shall issue to each such Seller, free and clear of all Encumbrances, such number of newly issued shares of Common Stock as is set forth across from such Seller’s name in the table below under the heading “Shares of Newly Issued Common Stock,” at the respective subscription prices indicated across from such Seller’s name. Each of the Sellers set forth in the table below shall acquire from the Company, and the Company shall issue to each such Seller, a Series A Seller Note and a Series B Seller Note in the respective principal amounts set forth across from such Seller’s name in the table below under the headings “Principal Amount of Series A Seller Note” and “Principal Amount of Series B Seller Note.”

Seller	Shares of Newly Issued Common Stock	Subscription Price	Principal Amount of Series A Seller Note	Principal Amount of Series B Seller Note
Emibasher Sociedad Anónima	851	$568,305	$158,117	$474,350
Mardel Holdings Limited	1,259	$841,008	$233,990	$701,969

Each such Seller shall pay to the Company immediately available United States Dollar funds representing the subscription price for the newly issued shares of Common Stock and the aggregate principal amount of the Series A Seller Note and the Series B Seller Note issued to such Seller pursuant to this Section 2.1(p), and the Company shall deliver to each such Seller a certificate representing the number of shares of Common Stock issued to such Seller pursuant to this Section 2.1(p) and a Series A Seller Note and a Series B Seller Note in the respective principal amounts set forth across from such Seller’s name in the table above under the headings “Principal Amount of Series A Seller Note” and “Principal Amount of Series B Seller Note.”

(q) The Company shall make a capital contribution to Intcomex LLC in an amount of $2,977,741 in immediately available United States Dollar funds.

(r) The Company shall cause Intcomex LLC to repay in part the indebtedness owed to SBA under the loan granted pursuant to Section 2.1(l), and shall cause SBA to accept partial repayment for such indebtedness, in an amount of $2,977,741 in immediately available United States Dollar funds.

(s) Each Seller set forth in Annex 7.2(l) shall repay in full in immediately available United States Dollar funds the amounts owed by such Seller to the respective Subsidiaries set forth in such Annex under the respective loans set forth therein.

(t) Each Seller (other than Lunimar, S.A., Emibasher Sociedad Anónima and Mardel Holdings Limited) shall transfer immediately available funds to SBA (who shall hold such funds on behalf of the Company) in an amount equal to such Seller’s Closing Holdback Percentage times the Closing Holdback Amount, it being specified that the aggregate Closing Holdback Amount shall be held in escrow by SBA on behalf of the Company and invested in a segregated account bearing interest at the prevailing market rate pending the final calculation of the Closing Adjusted Working Capital and disbursement in accordance with Section 2.3.

(u) Each Seller shall transfer immediately available funds to Neal, Gerber & Eisenberg LLP, counsel to certain Sellers, in an amount equal to such Seller’s Expense Percentage times $5,200,000; Sellers shall cause Fidel Egas Grijalva to transfer immediately available funds to Neal, Gerber & Eisenberg LLP, in an amount of $39,803; and the Company shall cause SBA and IXLA to transfer immediately available funds to Neal, Gerber & Eisenberg LLP, in an amount of $523,410 and $350,000, respectively, it being specified that Sellers shall cause Neal, Gerber & Eisenberg LLP to use such funds to pay for the out-of-pocket fees and expenses of Sellers (including but not limited to fees and expenses for their financial advisors) related to this Agreement, the transactions contemplated hereby and the Acquisition Financing Agreement, in each case in a manner and in amounts as shall be determined by Sellers’ Agent.

(v) The Company shall cause Borrower to pay certain expenses and fees in connection with the Acquisition Financing Agreement and certain expenses of Buyer and Buyer’s Affiliates pursuant to Section 10.2.

Section 2.2 Closing; Delivery and Payment. (a) The consummation of the transactions described in Section 2.1 (the “Closing”) shall take place at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York at 10:00 A.M., local time, two Business Days after the day upon which all the conditions set forth in Article VII hereof have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, provided that the occurrence of the Closing is subject to the satisfaction or waiver of those conditions), or at such other time and place as Buyer and Sellers’ Agent acting on behalf of Sellers may agree in writing. The date on which the Closing occurs is called the “Closing Date” and the Closing shall be deemed to have occurred at 11:59 p.m. on the Closing Date.

(b) The Parties agree that the several payments of immediately available United States Dollar funds contemplated by Section 2.1 (other than Section 2.1(v)) shall, after taking into account the offsetting of payments to be received and made by each of the individual Parties and other Persons, be effected by the making of the wire transfers set forth in Annex 2.2(b) on the Closing Date to the accounts specified by the respective payees in such Annex at least three (3) Business Days prior to the Closing Date. The making of the payments by any Party of all of the payments required of such Party pursuant to Annex 2.2(b) shall constitute fulfillment of such Party’s obligation to make (or to cause to be made) the payments of immediately available United States Dollar funds required of such Party under Section 2.1(other than Section 2.1(v)). Each of the Parties hereto appoints the Paying Agent as its agent with respect to the making of the wire transfers described in Annex 2.2(b). Each of the Parties agree that some or all of the Parties may enter into a separate paying agency, funds flow or other agreement with the Paying Agent (and, as the case may be, the lenders under the Acquisition Financing Agreement) with respect to the actions of the Paying Agent on the Closing Date.

Section 2.3 Post-Closing Adjustment. (a) As soon as practicable, the Company, in consultation with CPA Firm, shall deliver to Buyer and Sellers a calculation of the Closing Adjusted Working Capital (the “Closing Adjusted Working Capital Statement”). The Closing Adjusted Working Capital Statement shall be set forth in sufficient detail to permit

Buyer or Sellers’ Agent acting on behalf of Sellers to make any objections they may seek to have. The Company shall provide the Closing Adjusted Working Capital Statement to Buyer and Sellers together with reasonable back-up documentation reasonably necessary to evaluate or understand the Closing Adjusted Working Capital Statement at the time of its delivery (the “Closing Adjusted Working Capital Statement Date”).

(b) During the period of any review or dispute as provided in this Section 2.3, Buyer and Sellers shall, and shall cause each of their Affiliates to: (i) provide each other Party and its representatives with reasonable access to its and its Affiliates’ relevant books, records and employees (to the extent any of such books, records or employees relate to the Closing Adjusted Working Capital Statement) and relevant work papers of accountants or auditors and permit copies to be made of any of the foregoing documentation; and (ii) cooperate fully with each other Party and its authorized representatives, including the provision on a timely basis of all information relevant for purposes of the Closing Adjusted Working Capital Statement.

(c) After receipt of the Closing Adjusted Working Capital Statement, Buyer and Sellers shall have twenty (20) days to review such Closing Adjusted Working Capital Statement and resolve any differences, and any written resolution by Buyer and Sellers’ Agent acting on behalf of Sellers as to any disputed amounts shall be final, binding and conclusive. Unless Buyer or Sellers’ Agent acting on behalf of Sellers delivers written notice to CPA Firm on or prior to the twentieth (20th) day after the Closing Adjusted Working Capital Statement Date stating that Buyer or Sellers, as the case may be, have objections to any amounts in the Closing Adjusted Working Capital Statement (“Unresolved Items”), Buyer and Sellers shall be deemed to have accepted and agreed to the Closing Adjusted Working Capital Statement. If Buyer or Sellers’ Agent acting on behalf of Sellers, as the case may be, notifies CPA Firm in writing of Unresolved Items, the Company shall request that CPA Firm give such Unresolved Items due consideration and provide its determination of any Unresolved Items as soon as practicable. CPA Firm’s determination shall be set forth in a written statement delivered to Buyer and Sellers by CPA Firm and shall be final, binding and conclusive on Buyer and Sellers.

(d) All fees and expenses relating to the work, if any, to be performed by CPA Firm shall be borne by the Company. CPA Firm shall act as an arbitrator and not as an expert, to determine, based on the provisions of this Section 2.3, only the Unresolved Items; provided that CPA Firm shall have authority to determine, and the term “Unresolved Items” as used in this Section 2.3 shall mean, only the amount(s) of the Closing Adjusted Working Capital and no other matter whatsoever, absent an express written agreement to the contrary by Buyer and Sellers’ Agent acting on behalf of Sellers.

(e) Within five (5) Business Days following either an agreement or deemed agreement by Buyer and Sellers’ Agent acting on behalf of Sellers as to the Closing Adjusted Working Capital, or CPA Firm’s determination of all Unresolved Items relating to the Closing Adjusted Working Capital, Sellers and the Company shall undertake the following actions and make the following payments:

(i) if the Closing Adjusted Working Capital Differential is positive and if the Closing Adjusted Working Capital Differential is greater than the Closing Holdback Balance: (A) each Seller set forth in Annex 2.1(t) shall pay to the Company an amount equal to: (x) the amount by which the Closing Adjusted Working Capital Differential exceeds the greater of: (i) 0 and (ii) the Closing Holdback Balance times (y) such Seller’s Closing Holdback Percentage; (B) the Company shall cause SBA to release the Closing Holdback Balance (if positive) retained in accordance with Section 2.1 to the Company; and (C) the Closing Holdback Balance shall be reduced by the Closing Adjusted Working Capital Differential, and then subsequently increased by any amounts actually received by the Company pursuant to clause (A); or

(ii) if the Closing Adjusted Working Capital Differential is positive and if the Closing Adjusted Working Capital Differential is less than the Closing Holdback Balance, the Company shall cause SBA to release to the Company from the funds held by SBA in accordance with Section 2.1(t) an amount equal to the Closing Adjusted Working Capital Differential, and the Closing Holdback Balance shall be reduced by the Closing Adjusted Working Capital Differential.

(f) Within five (5) Business Days following the later to occur of: (x) receipt by the Company or any of its Subsidiaries of all Designated Insurance Proceeds; and (y) either an agreement or deemed agreement by Buyer and Sellers’ Agent acting on behalf of Sellers as to the Closing Adjusted Working Capital, or CPA Firm’s determination of all Unresolved Items relating to the Closing Adjusted Working Capital, Sellers and the Company shall undertake the following actions and make the following payments:

(i) if the Designated Insurance Proceeds Differential is positive and if the Designated Insurance Proceeds Differential is greater than the Closing Holdback Balance: (A) each Seller set forth in Annex 2.1(t) shall pay to the Company an amount equal to: (x) the amount by which the Designated Insurance Proceeds Differential exceeds the greater of: (i) 0 and (ii) the Closing Holdback Balance times (y) such Seller’s Closing Holdback Percentage; (B) the Company shall cause SBA to release the Closing Holdback Balance (if positive) retained in accordance with Section 2.1 to the Company; and (C) the Closing Holdback Balance shall be reduced by the Designated Insurance Proceeds Differential, and then subsequently increased by any amounts actually received by the Company pursuant to clause (A); or

(ii) if the Designated Insurance Proceeds Differential is positive and if the Designated Insurance Proceeds Differential is less than the Closing Holdback Balance, the Company shall cause SBA to release to the Company from the funds held by SBA in accordance with Section 2.1(t) an amount equal to the Designated Insurance Proceeds Differential, and the Closing Holdback Balance shall be reduced by the Designated Insurance Proceeds Differential.

(g) If after final determination of Closing Adjusted Working Capital pursuant to this Section 2.3, the receipt of all Designated Insurance Proceeds, and the payment of all amounts due pursuant to Section 2.3(e) and Section 2.3(f), the Closing Holdback Balance is positive, the Company shall cause SBA promptly to release and pay to each Seller set forth in Annex 2.1(t) an amount equal to: (A) such Seller’s Closing Holdback Percentage times (B) the Closing Holdback Balance. Notwithstanding the foregoing, if, after final determination of Closing Adjusted Working Capital pursuant to this Section 2.3 and the payment of all amounts due pursuant to Section 2.3(e), (i) the Company and its Subsidiaries have not received all Designated Insurance Proceeds and (ii) the Closing Holdback Balance exceeds $1,905,000, then the Company shall cause SBA promptly to release and pay to each Seller set forth in Annex 2.1(t) an amount equal to: (A) such Seller’s Closing Holdback Percentage times (B) the difference between the Closing Holdback Balance and $1,905,000, and the Closing Holdback Balance shall be reduced by such difference.

(h) Any payments made pursuant to Section 2.3(e), Section 2.3(f) and Section 2.3(g) shall be made by wire transfer of immediately available United States Dollar funds to an account or accounts indicated by the Party or Parties to receive such funds and such payments shall be accompanied by interest at the Applicable Rate accrued from the Closing Date up to and including the date of payment.

(i) Any releases of retained amounts made in respect of the Post-Closing Adjustment shall be treated, for all tax purposes, as an adjustment to the purchase price of the shares of Common Stock acquired or subscribed to hereby by Sellers.

ARTICLE III

Representations and Warranties of Main Sellers and the Company

As of the date hereof and as of the Closing Date (unless otherwise indicated herein), each of the Main Sellers and the Company represents and warrants, jointly and severally, to Buyer as follows:

Section 3.1 Organizational Matters Regarding Sellers and the Company.

(a) Organization and Qualification; Power. Each of Sellers that is not a natural Person and the Company is a corporation or other entity duly organized and validly existing under the Laws of its jurisdiction of organization. Annex 1.1(d) sets forth the principal residence of each Seller that is a natural person and the corporate form and jurisdiction of incorporation of each Seller that is not a natural Person. The Company is duly qualified or licensed and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified or licensed has had or would be reasonably likely to have, individually or in the aggregate together with similar occurrences, a Material Adverse Effect on the Company. The Company has all requisite power and authority to own, lease and operate its assets, and to carry on its Business. Main Sellers have furnished to Buyer true and correct copies of the Charter Documents for each of Sellers that is not a natural Person and the Company.

(b) Authority; Validity. Each of Sellers and the Company has all requisite legal capacity (if a natural Person) or power and authority (if a Person other than a natural Person) to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by each Seller that is not a natural Person and the Company of this Agreement and the other documents and instruments to be executed by such Person pursuant hereto and the performance of its obligations hereunder and thereunder have been duly authorized by each Seller that is not a natural Person and the Company. This Agreement has been duly executed and delivered by each Seller and the Company and, assuming due authorization, execution and delivery of this Agreement by the Buyer, constitutes a legal, valid and binding obligation of each Seller and the Company enforceable against each of them in accordance with its terms. No further act or proceeding on the part of any Seller or the Company is necessary to authorize this Agreement or the performance of its obligations hereunder.

(c) Compliance; Binding Effect. The execution and delivery of this Agreement and the consummation of the transactions contemplated by Section 2.1 hereof and otherwise contemplated hereby will not: (i) violate any provision of the Charter Documents of any Seller that is not a natural Person or the Company; (ii) constitute a breach or violation of, or default under, or accelerate any obligation, or create an Encumbrance on any assets, properties or rights of Sellers, the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon Sellers, the Company or its Subsidiaries, where such breach, violation, default, acceleration or creation would have, or would be reasonably likely to have, individually or in the aggregate together with similar occurrences, a Material Adverse Effect on any of Sellers or the Company; or (iii) violate or conflict with any Law or Judgment to which any of Sellers, the Company or its Subsidiaries or any of their assets is subject or by which any of Sellers, the Company or its Subsidiaries or any of their assets is bound, where such violation or conflict would have or would be reasonably likely to have, individually or in the aggregate together with similar occurrences, a Material Adverse Effect on any of Sellers or the Company.

Section 3.2 Capitalization of the Company, HoldCo, Intcomex LLC and Other Subsidiaries.

(a) (i) On the date hereof, the authorized capital stock of the Company consists of 150,000 shares of common stock of which 67,073 shares of common stock are the only shares of common stock issued and outstanding on the date hereof. The shares of common stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are owned beneficially and of record by the shareholders set forth in Schedule 3.2(a) free and clear of any Encumbrances.

(ii) On the date hereof, the authorized capital stock of HoldCo consists of 100,000 shares of common stock of which 37,405 shares of common stock are the only shares of common stock issued and outstanding on the date hereof. The shares of common stock of HoldCo have been duly authorized and validly issued, are fully paid and nonassessable and are owned beneficially and of record by the shareholders set forth on Schedule 3.2(a) free and clear of any Encumbrances.

(iii) On the date hereof, all limited liability company interests in any form in Intcomex LLC have been validly issued, are fully paid and nonassessable and are 100% owned beneficially and of record by HoldCo, free and clear of any Encumbrances.

(b) (i) On the Closing Date, after consummation of the transactions set forth in Section 2.1, the authorized capital stock of the Company shall consist of 150,000 shares of Common Stock of which 100,000 shares of Common Stock are the only shares of Common

Stock issued and outstanding. On the Closing Date, all shares of Common Stock will have been duly authorized and validly issued, will be fully paid and nonassessable. On the Closing Date, (i) immediately prior to the consummation of the transactions set forth in Section 2.1, and (ii) immediately following the consummation of the transactions set forth in Section 2.1, the shares of Common Stock will be owned beneficially and of record by the shareholders set forth in Schedule 3.2(b) hereof. free and clear of any Encumbrances.

(ii) On the Closing Date hereof, after the consummation of the transactions set forth in Section 2.1, the limited liability company interests and other equity interests in Intcomex LLC shall be 100% owned beneficially and of record by the Company, free and clear of any Encumbrances.

(c) There are no preemptive or other outstanding commitments to grant rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, agreements, arrangements or commitments to issue or sell, repurchase, redeem or otherwise reacquire any voting securities, share of capital stock or other equity interests of the Company or any of its Subsidiaries, or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any voting securities, share of capital stock or other equity interests of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding, other than those rights and obligations set forth in Section 2.1 of this Agreement. There are no voting trusts, shareholders agreements, proxies or other agreements or understandings with respect to the voting of capital stock of the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with, or as a separate class from, the stockholders or other holders of equity interests of the Company or any of its Subsidiaries on any matter. There are no obligations of the Company or any of its Subsidiaries to make any capital contribution, or other investment (in the form of a loan, capital contribution or otherwise) in any Person, other than to a wholly owned Subsidiary or pursuant to an Identified Contract (other than as a result of a default under an Identified Contract).

Section 3.3 Subsidiaries of the Company. (a) Schedule 3.3(a): (i) lists the name (together with the identity of the record holders of the capital stock thereof) of each Subsidiary of the Company and (ii) lists the name of each other Person of which the Company, directly or indirectly, owns outstanding voting securities, shares of capital stock or other equity interests (together with the identity of which of the Company or its Subsidiaries is the record holder in such Person and the type of issued equity interest owned, and of the other record holders of such Person). Sellers have furnished to Buyer true and correct copies of the Charter Documents for each of the Company’s Subsidiaries. Other than as set forth in Schedule 3.3(a), as of the date hereof, each direct and indirect Subsidiary of the Company is a direct or indirect wholly owned Subsidiary of the Company. Other than as set forth in Schedule 3.3(a), on the Closing Date, each of the Persons that are Subsidiaries of the Company on the date hereof shall be a direct or indirect wholly owned Subsidiary of the Company. All voting securities, shares of capital stock and other equity interests of each Subsidiary of the Company and other Persons that are required to be listed on Schedule 3.3(a) are owned by the Company or the applicable Subsidiary free and clear of all Encumbrances, and all such voting securities, shares of capital stock and other equity interests are duly authorized, validly issued, fully paid and nonassessable and all other equity interests in such Subsidiaries are duly authorized, validly issued and fully paid. Schedule 3.3(a) lists all legally binding documents that set forth the allocation of profit and loss, voting rights and rights to dividends or other distributions of cash associated with each voting security, share of capital stock and other equity interest of each Person in which the Company or any Subsidiary of the Company owns equity securities. Schedule 3.3(a) sets forth all shareholders of record and all beneficial owners of voting securities, shares of capital stock and other equity interests of each Subsidiary of the Company as of the date hereof and on the Closing Date immediately following the consummation of all the transactions set forth in Section 2.1. Except as expressly contemplated hereby, neither the Company nor any of its Subsidiaries has any obligation to sell, transfer or assign or has entered into a Contract regarding the sale, transfer or assignment of any of its rights, securities or interests in any Subsidiary of the Company or any of the other equity interests owned by the Company or any Subsidiary of the Company. Each Subsidiary of the Company currently conducting business is duly organized or formed, as the case may be, validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, has the power and authority to own or lease its assets and to carry on its business as it is currently being conducted, and is duly qualified to do business and is in good standing in each jurisdiction where failure to be so qualified or in good standing would have or would be reasonably likely to have, individually or in the aggregate together with similar occurrences, a Material Adverse Effect on the Company.

(b) Upon: (i) the completion of the liquidation of Inversiones Aconcagua; (ii) the completion of the share capital increase described in Section 7.2(u); and (iii) the consummation of the agreements set forth in Section 7.2(v) (each of which shall have been completed or consummated within 60 days of the Closing Date), and assuming no other transactions with respect to the voting securities, shares of capital stock and other equity interests of Subsidiaries: (x) all holders of record and all beneficial owners of voting securities, shares of capital stock and other equity interests of each Subsidiary of the Company shall be as set forth in Schedule 3.3(b); (y) all voting securities, shares of capital stock and equity interests of each Subsidiary of the Company listed on Schedule 3.3(b) shall be owned by the Company or the applicable Subsidiary free and clear of all Encumbrances (other than Encumbrances pursuant to the Acquisition Financing Agreement); and (z) all such voting securities, capital stock and other equity interests shall be duly authorized, validly issued, fully paid and nonassessable.

Section 3.4 Financial Statements.

(a) Schedule 3.4(a) sets forth Intcomex LLC’s audited consolidated balance sheets and statements of income, cash flow and changes in stockholders’ equity and notes thereto as of and for the fiscal years ended December 31, 2003, December 31, 2002 and December 31, 2001 (such statements being the “Intcomex LLC Financial Statements”). The Intcomex LLC Financial Statements, except as otherwise specified therein, present fairly, in all material respects, the financial position of Intcomex LLC and its consolidated subsidiaries and the results of their operations, cash flows and changes in stockholders’ equity as of the dates specified therein and for the respective fiscal years then ended in accordance with U.S. GAAP consistently applied.

(b) Schedule 3.4(b) sets forth Intcomex LLC’s auditor-reviewed consolidated balance sheets and statements of income, cash flow and changes in stockholders’ equity as of and for the three-month period ended March 31, 2004. Such financial statements, except as otherwise stated therein and except for normal year-end closing procedures and adjustments (which are expected by Intcomex LLC to be either (i) not material or (ii) consistent with the procedures noted in such financial statements), present fairly in all material respects, the financial position of Intcomex LLC and its consolidated subsidiaries and the results of their operations, cash flows and changes in shareholders’ equity as of the date specified therein and for the three-month period then ended in accordance with U.S. GAAP consistently applied.

(c) Schedule 3.4(c) sets forth Intcomex LLC’s consolidated balance sheets and statements of income, cash flow and changes in stockholders’ equity as of and for the three-month period ended June 30, 2004 (such statements being the “Most Recent Financial Statements”). The Most Recent Financial Statements, except as otherwise stated therein and except for normal year-end closing procedures and adjustments (which are expected by Intcomex LLC to be either (i) not material or (ii) consistent with the procedures noted in the Most Recent Financial Statements), present fairly in all material respects, the financial position of Intcomex LLC and its consolidated subsidiaries and the results of their operations, cash flows and changes in shareholders’ equity as of the date specified therein and for the three-month period then ended in accordance with U.S. GAAP consistently applied.

(d) Attached as Schedule 3.4(d) is a schedule of all assets, Indebtedness and shareholders’ equity of each of the Company and HoldCo as of June 30, 2004, valued by applying the accounting treatments, practices, methodologies, policies and bases used to prepare the Intcomex LLC Financial Statements and, to the extent not covered therein, otherwise in accordance with U.S. GAAP.

(e) When delivered, the Pre-Closing Financial Statements shall present fairly in all material respects, the results of operations of Intcomex LLC and its consolidated subsidiaries as of the periods specified therein in accordance with U.S. GAAP, consistently applied, except as otherwise stated therein and except for normal year-end closing procedures and adjustments (which are expected by Intcomex LLC to be either (i) not material or (ii) consistent with the procedures noted in the Pre-Closing Financial Statements).

Section 3.5 Absence of Certain Changes or Events. Except to the extent required by the transactions contemplated by this Agreement, or as set forth on Schedule 3.5, since December 31, 2003: (i) the Company and its Subsidiaries have in all material respects conducted their Business in the Ordinary Course of Business; and (ii) none of Sellers, the Company or any of its Subsidiaries has taken (or caused or permitted the Company or any of its Subsidiaries to take) any action which, if it had been taken by any of Sellers, the Company or its Subsidiaries after the date hereof, would have required Buyer’s approval or waiver under Section 6.1, other than: (x) prepayments of: (A) Indebtedness pursuant to credit relationships of the Company and its Subsidiaries with Affiliates of Citigroup Inc. and (B) other Indebtedness in an amount not exceeding $15,000; (y) the incurrence of capital expenditure in an amount not exceeding $200,000; and (z) the distribution of dividends to IXLA in an amount not exceeding $2,500,000. Since December 31, 2003, there has not occurred any event, circumstance or development or combination of events, circumstances or developments that has had or would be reasonably likely to have, individually or in the aggregate together with similar such occurrences, a Material Adverse Effect on the Company.

Section 3.6 Licenses. The Company and its Subsidiaries hold all material permits, licenses, waivers, franchises, orders, approvals, concessions, registrations and other authorizations issued or provided by Governmental Entities under all applicable Laws, which are necessary for them to own their assets or operate their Business as currently conducted (the “Company Licenses”). There is not pending, nor to the Knowledge of Sellers threatened, against the Company or any of its Subsidiaries, any application, action, petition, objection or other pleading, or any proceeding, with or by any Governmental Entity which questions or contests the validity of, or any rights of the holder under, or for nonrenewal or suspension of, any Company License.

Section 3.7 Litigation. None of Sellers, the Company or any of its Subsidiaries is subject to any Judgments that would have or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any of Sellers or the Company. There are no civil, criminal or administrative claims, actions, suits, demands, proceedings, hearings or investigations (“Litigation”) pending or, to the Knowledge of Sellers, threatened against any Seller, the Company or any of its Subsidiaries, at law, in equity or otherwise, in, before, or by, any Governmental Entity or arbitrator that would have or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any of Sellers or the Company.

Section 3.8 Compliance with Law. (a) The Company and its Subsidiaries have conducted their Business without, and their Business is not in (and with the giving of notice or lapse of time or both, would not be in), violation of any applicable Law, other than violations that have not had and would not be reasonably likely to have, individually or in the aggregate together with similar occurrences, a Material Adverse Effect on the Company.

(b) To the Knowledge of Sellers, none of Sellers, the Company or any of its Subsidiaries has made an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any employee or official of a Governmental Entity, court or arbitration tribunal, to any political party, domestic or foreign (or official thereof) or candidate for political office or to any other Person who was or is in a position to help or hinder the Company or its Subsidiaries: (i) that was with the intent or purpose of inducing such official to do or omit to do any act in violation of the lawful duty of such official; (ii) that would cause the Company or its Subsidiaries to have violated or be in violation of any applicable Law (including without limitation the U.S. Foreign Corrupt Practices Act, as amended) or subject to damages or penalties in a civil or criminal proceeding; or (iii) that has had or would be reasonably likely to have, individually or in the aggregate together with similar occurrences, a Material Adverse Effect on any of Sellers or the Company if not continued.

(c) All of the investments by the Company and its Subsidiaries in their respective Subsidiaries have been registered with Governmental Entities to the extent required by applicable Law for exchange control, repatriation, currency convertibility and similar purposes.

Section 3.9 Contracts. (a) Schedule 3.9(a) lists the following Contracts to which the Company or one of its Subsidiaries is a party and that are currently in effect (each Contract required to be listed on Schedule 3.9(a), an “Identified Contract”):

(i) any Contract requiring capital expenditures involving consideration in excess of $50,000 in any twelve-month period;

(ii) any Contract that restricts or limits (A) the ability of the Company and any of its Subsidiaries taken as a whole to freely engage in their Business in any geographic area or (B) the ability of Affiliates of the Company (other than the Company and its Subsidiaries) to conduct any legal line of business in any geographic area;

(iii) any collective bargaining agreement;

(iv) any Contract pursuant to which payments (A) were made during the twelve-month period ended March 31, 2004, or (B) are reasonably anticipated to be made during the twelve-month period ending on March 31, 2005, by or to the Company or any of its Subsidiaries of more than $50,000 to or from any Person;

(v) any Contract relating to the ownership, management or control of any Person in which the Company or any of its Subsidiaries owns any equity securities;

(vi) any Contract relating to the acquisition or disposition outside the Ordinary Course of Business of any assets or any business (whether by merger, sale of stock, sale of assets or otherwise) to the extent any material actual or contingent express obligations of the Company or any of its Subsidiaries thereunder remain in effect;

(vii) any Contract relating to indebtedness for borrowed or loaned money or the deferred purchase price of property (in each case, whether incurred, assumed, guaranteed or secured or unsecured by any asset) under which at least $50,000 is outstanding;

(viii) any Contract relating to outstanding letters of credit or performance bonds or creating any liability as guarantor, surety, co-signer, endorser, co-maker or indemnitor, in each case in respect of the obligation of any Person to make payments or perform services with a value of at least $50,000;

(ix) any Contract with any Employee involving consideration or payments in excess of $50,000 in any twelve-month period, including offer letters with respect to employment scheduled to begin after the date hereof; and any Contract with any Director of the Company or any of its Subsidiaries;

(x) any Contract with a supplier of Inventory;

(xi) any Contract with outstanding obligations relating to the settlement of any Litigation;

(xii) Contracts with non-Employee individuals providing for the provision of services to or on behalf of the Company or any of its Subsidiaries which require, or may require, payments by the Company or its Subsidiaries, or have a value to the Company or its Subsidiaries, in excess of $50,000 on an individual basis, including product design or development, personal services, consulting (for any purpose), non-competition or indemnification contracts and offer letters with respect to such services scheduled to begin after the date hereof; and

(xiii) any Contract with a supplier of Inventory that restricts the Company or any of its Subsidiaries, as the case may be, from acquiring Inventory from any other supplier.

(b) Except as set forth on Schedule 3.9(a), each Identified Contract is on the date hereof and will, at the Closing, be (unless, with respect to the representations and warranties made as of the Closing Date, it shall have terminated or expired in accordance with its terms other than as a result of a breach or default by the Company or its Subsidiaries) valid, binding, in full force and effect and enforceable against the Company or the applicable Subsidiary of the Company, and, to the Knowledge of Sellers, against any other party thereto, in accordance with its terms. The Company or the applicable Subsidiary of the Company is not in breach or default under any Identified Contract and, to the Knowledge of Sellers, no event has occurred which, with notice or lapse of time or both, would constitute a breach or default, or permit termination, modification, or acceleration, under any Identified Contract by any party thereto and that has had or would be reasonably likely to have, individually or in the aggregate together with similar occurrences, a Material Adverse Effect on the Company.

(c) True and complete copies of each Identified Contract, including all amendments thereto entered into prior to the date hereof, have been made available by the Company to Buyer prior to the date hereof.

Section 3.10 Consents and Approvals. Except for the filings, permits, authorizations, consents, approvals and/or notices required under the HSR Act, no Consents are required to be made or obtained by Sellers, the Company or any of their respective Affiliates with or from, as the case may be, any Governmental Entity, in connection with the execution, delivery or performance of this Agreement by Sellers and the Company or the consummation by Sellers and the Company of the transactions contemplated hereby.

Section 3.11 Tax Matters. (a) All Tax Returns that are required to be filed by or with respect to the Company and its Subsidiaries have been duly and timely filed or, where not so timely filed, are covered under an extension that has been obtained therefor, and all such Tax Returns are true, correct and complete in all respects.

(b) The Company and its Subsidiaries have paid in full all Taxes due, whether or not assessed, or set up reserves in accordance with applicable accounting rules, in respect of all Taxes for the periods covered by such Tax Returns, as well as other Taxes (and any penalties, interest, fines, deficiencies, assessments and governmental charges relating thereto) that have become due or payable (including, without limitation, all such Taxes that the Company and its

Subsidiaries are obligated to withhold from amounts paid or payable to or benefits conferred upon employees, creditors and third parties).

(c) The accruals for Taxes reflected on the Most Recent Financial Statements will equal or exceed the amount of any unpaid Taxes of the Company and its Subsidiaries (whether or not due as of the Closing Date) allocable to taxable periods (or portions thereof) ending on or prior to the Closing Date. For this purpose, with respect to any Tax that is allocable to a taxable period that includes, but does not end, on the Closing Date, the Tax allocable to the portion that ends on the Closing Date will be (i) determined based upon an interim closing of the books, in the case of a Tax that is based on net income, and (ii) equal to the total amount of such Tax for the taxable period, multiplied by a fraction, the numerator of which is the number of days in such portion, and the denominator of which is the total number of days in such taxable period, in the case of a Tax that is not based on net income.

(d) No issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (a) of this Section 3.11 (if any) are pending. There is no proposed liability for any Tax to be imposed upon the Company or any of its Subsidiaries for the tax year ended December 31, 2003 and all prior years.

(e) None of the Company or any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or Tax Returns.

(f) There are no Encumbrances (other than Permitted Encumbrances) with respect to any material Taxes upon any of the assets and properties of the Company or any of its Subsidiaries.

(g) None of the Company or any of its Subsidiaries has engaged in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4T(b).

(h) The Company has not executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any corresponding provision of state or local law.

(i) None of the Company or any of its Subsidiaries has agreed or is required to make any material adjustments pursuant to Section 481(a) of the Code or any corresponding provision of Law by reason of a change in accounting method initiated by it or any other relevant party and neither the Company nor any of its Subsidiaries has received any notice in writing from the IRS or other relevant authority proposing any such adjustment or change in accounting method, nor does the Company or any of its Subsidiaries have any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

(j) None of the Company or any of its Subsidiaries has agreed or is required to make any material adjustments pursuant to Section 482 of the Code or any corresponding provision of Law with respect to transfers of intangibles or any other intercompany transaction, and neither the Company nor any of its Subsidiaries has received any notice in writing from the

IRS or other relevant authority proposing any such adjustment. None of the Company or any of its Subsidiaries has entered into a qualified cost sharing arrangement (or an arrangement purporting to be a qualified cost sharing arrangement) under Section 482 of the Code.

(k) None of the Company or any of its Subsidiaries has filed, or is otherwise subject to, a dual consolidated loss election under Treasury Regulations Section 1.1503-2(g)(2), a gain recognition agreement under Treasury Regulations Section 1.367(a)-8, deferred gain recognition pursuant to the installment sale provisions under Section 453 of the Code or any corresponding provision under state or foreign Tax Law which would have a material effect on the Taxes of the Company or any Subsidiary.

(l) None of the Company or any of its Subsidiaries is a party to or is bound by any Tax sharing agreement, Tax allocation agreement, or Tax indemnity obligation.

(m) Except as set forth on Schedule 3.11(m), neither the Company nor any of its Subsidiaries (nor any predecessor) has ever been included in a consolidated, combined or unitary Tax Return (including, without limitation, as a member of an affiliated group of corporations that file a consolidated U.S. federal income tax return).

(n) None of the Company or any of its Subsidiaries has any liability for the Taxes of any other Person as a result of having been included in a consolidated, combined or unitary Tax Return (including, without limitation, under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law), including as a transferee or successor, by contract, or otherwise.

Section 3.12 Employee Benefits. (a) Except as set forth on Schedule 3.12(a) or Identified Contracts set forth on Schedule 3.9(a), or as required to be provided by the Company or any of its Subsidiaries to their respective Employees under the applicable employment Laws of a non-U.S. jurisdiction, none of the Company or any of its Subsidiaries maintains or contributes to, or has any material obligation to contribute to, or has or may have any material liability under or with respect to, any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) or any material U.S. employment, bonus, consulting, severance, retention, change in control, termination, retirement, profit sharing, incentive, deferred compensation, pension, stock option, restricted stock or other equity-based, profit sharing, savings, life, health, disability, accident, medical, insurance, vacation or other non-severance, non-bonus welfare fringe benefit plan, program, arrangement, agreement, fund or commitment, or other such material U.S. employee compensation or benefit plan, program, arrangement, agreement, fund or commitment, providing benefits to any current or former Employee, consultant or Director of the Company or any of its Subsidiaries (collectively the “Company Benefit Plans”). True and complete copies of each Company Benefit Plan currently in effect and set forth on Schedule 3.12(a), including, but not limited to, any trust instruments and/or material insurance contracts, if any, forming a part thereof, all amendments thereto and, as applicable, the most recent determination letters issued by the Internal Revenue Service, the most recent government and regulatory approvals received from any foreign Governmental Entity, the most recent summary plan descriptions (including any material modifications), the two most recent annual reports on Form 5500 (including all exhibits and attachments thereto), the two most recent actuarial reports and the two most recent audited financial reports for any funded Company Benefit Plan set forth on Schedule 3.12(a) have been supplied or made available to Buyer. Except as provided on Schedule 3.12(a), none of the Company or any of its Subsidiaries has made any plan or commitment to create any additional Company Benefit Plan or to modify or change any existing Company Benefit Plan that would materially increase the compensation or benefits provided to any Employee or former Employee, consultant or Director of the Company or any Subsidiary of the Company after the date hereof. Except as set forth on Schedule 3.12(a), no Company Benefit Plan is subject to Title IV of ERISA.

(b) Except as set forth on Schedule 3.12(b), with respect to each Company Benefit Plan subject to the Laws of the U.S and set forth on Schedule 3.12(a): (i) if intended to qualify under Section 401(a), 401(k) or 403(a) of the Code, such plan has received a favorable determination concerning their qualification from the IRS and no event has occurred that is reasonably likely to cause any such plan to lose such tax-qualified status or any trust that holds the assets of any such plan to lose its exemption from taxation under Section 501(a) of the Code; (ii) it has been operated and administered in material compliance with its terms and all applicable Laws (including but not limited to ERISA and the Code, as applicable); (iii) to Sellers’ knowledge, there are no pending or threatened claims against, by or on behalf of any such Company Benefit Plans or the assets, fiduciaries or administrators thereof (other than routine claims for benefits); (iv) to Sellers’ knowledge, no breaches of fiduciary duty under which the Company or a fiduciary could reasonably be expected to incur a material liability have occurred; (v) all contributions, premiums and expenses due to or in respect of such Company Benefit Plan have been timely paid in full or, to the extent incurred and not yet due, have been adequately accrued on the Company’s consolidated financial statements; and (vi) no material ERISA violations have been reported in any legally required audit of the Intcomex LLC 401(k) Profit Sharing Plan, as amended, within the last twelve months.

(c) Except as set forth on Schedule 3.12(c), none of the Company or any of its Subsidiaries has incurred or reasonably expects to incur, either directly or indirectly (including as a result of an indemnification obligation), any material liability under Title I of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans (including, without limitation, Section 406, 409, 502(i), or 502(l) of ERISA, or Section 4971, 4975 or 4976 of the Code), or under any agreement, instrument, statute, rule or legal requirement pursuant to or under which the Company or any of its Subsidiaries or any Company Benefit Plan has agreed to indemnify or is required to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirements of, Title I of ERISA or the provisions of the Code described in this Section 3.12(c); and to the Knowledge of Sellers, no event, transaction or condition has occurred or exists that could result in any such material liability to the Company, any of its Subsidiaries or, after the Closing, to Buyer.

(d) Except as set forth on Schedule 3.12(d), with respect to each Company Benefit Plan set forth on Schedule 3.12(a) that is a “welfare plan” (as defined in Section 3(1) of ERISA), none of the Company or any Subsidiary of the Company has any material obligations to provide health or life insurance or death benefits with respect to current or former Employees, consultants or Directors of the Company or any of its Subsidiaries beyond their termination of employment or service, other than as required under Section 4980B of the Code, and each such Company Benefit Plan that is a “welfare plan” may be amended or terminated at any time without incurring material liability thereunder. Except as set forth on Schedule 3.12(d), there has been no communication to any Employee, consultant or Director of the Company or any Subsidiary of the Company that would reasonably be expected to promise or guarantee any such retiree health or life insurance on a permanent basis.

(e) Except as set forth on Schedule 3.9(a) or Schedule 3.12(e), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former Employee, consultant or Director of the Company or any of its Subsidiaries or any group of such Employees, consultants or Directors to any payment; (ii) increase the amount of compensation or benefits due to any such Employee, consultant or Director; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit to any such Employee, consultant or Director.

(f) Schedule 3.12(f) sets forth any and all Indebtedness in excess of fifty thousand dollars ($50,000) owed by any current or former Employee, consultant or Director to the Company or any Subsidiary of the Company.

(g) No Company Benefit Plan, nor the Company or any Subsidiary of the Company with respect to any Company Benefit Plan, is under audit or is the subject of an audit or investigation by the IRS, the U.S. Department of Labor, the PBGC or any other federal or state governmental agency or any foreign Governmental Entity, nor is any such audit or investigation pending or, to the knowledge of the Company, threatened.

(h) Except as set forth on Schedule 3.12(h), none of the Company or any Subsidiary of the Company maintains any plan, program or arrangement or is a party to any Contract that provides any material benefits or provides for material payments to any Person in, based on or measured by the value of, any equity security of, or interest in, the Company or any Subsidiary of the Company.

(i) All Company Benefit Plans that are subject to the Laws of any non-U.S. jurisdiction: (i) have been maintained in material compliance with all applicable requirements of Law; (ii) if they are intended to qualify for special tax treatment, they so qualify; and (iii) if they are required to be funded by the Company or its Subsidiaries and/or reserves are required to be reflected in the financial statements of the Company or its Subsidiaries under applicable Law or custom, they are fully funded and/or fully reserved in the Most Recent Financial Statements, in accordance with such Laws or customs and based, to the extent applicable, on reasonable and customary actuarial assumptions.

Section 3.13 Environmental Matters. (a) The Company and its Subsidiaries have been operated in compliance with all applicable Environmental Laws.

(b) The Company and its Subsidiaries have obtained and have been and are in compliance with all Consents required pursuant to Environmental Laws, all of which are in full force and effect.

(c) There is no claim, action, suit, proceeding, arbitration, investigation or inquiry pending or threatened against the Company by or before any federal, state, municipal, foreign or other court, or any other governmental or administrative body or agency, nor has there been any complaint, order, directive, claim, citation, notice or lien by or in favor of any governmental authority or private person with respect to: (i) the use, storage, generation, treatment, transportation or disposal of Hazardous Materials at or from any property or facility owned, leased or operated by the Company; (ii) spills, Releases, discharges or disposal of Hazardous Materials on or into any real property, buildings, appurtenances, fixtures and facilities owned, leased, or operated by the Company, or any other property as a result of operations or activities on real property owned, leased or operated by the Company, or on or into any surface water, groundwater or sewer system; (iii) air emissions; or (iv) the violation of or noncompliance with Environmental Laws.

(d) No Hazardous Materials have been Released, spilled, discharged, deposited, buried or disposed of on any property owned, leased or operated by the Company or its subsidiaries. To the Knowledge of Sellers, there are no underground storage tanks, asbestos-containing materials or polychlorinated biphenyls located at, on or under any property that is owned, leased or operated by the Company or any of its Subsidiaries.

(e) To the Knowledge of Sellers, there are no conditions or circumstances at the facilities of the Company or its Subsidiaries, or arising from or related to the current or former activities or operations (including any former facilities) of the Company or its Subsidiaries, including without limitation the presence or Release of any Hazardous Material, reasonably anticipated to result in any liability, obligation, or requirement for notification, investigation or remediation pursuant to Environmental Laws.

(f) The Company and its Subsidiaries have provided to Buyer all written assessments, audits, investigations, and sampling or similar reports in their possession applicable to the Company or its assets or business and relating to the environment, compliance with and liabilities pursuant to Environmental Laws, or the presence or Release of any Hazardous Materials.

Section 3.14 Brokers and Finders. None of Sellers, the Company, or any of their Affiliates has employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker’s, finder’s or similar fee or commission in connection therewith or upon the consummation thereof that would be payable by Buyer or any of its Affiliates or investors or by the Company or its Subsidiaries.

Section 3.15 Undisclosed Liabilities. None of the Company and its Subsidiaries has any material Indebtedness, obligations or liabilities of any kind (whether known or unknown, accrued, off-balance sheet, contingent or unasserted), except for (i) liabilities set forth in the Intcomex LLC Financial Statements, (ii) liabilities set forth in the Most Recent Financial Statements, and (iii) liabilities which have arisen after June 30, 2004 in the Ordinary Course of Business (none of which is a liability resulting from breach of Contract, tort, or violation of Law).

Section 3.16 Intellectual Property. (a) The Company and/or each of its Subsidiaries is the sole and exclusive owner of, or is licensed pursuant to a legally enforceable Contract with respect to, all patents, trade secrets, trademarks, trade names, service marks, and the goodwill associated with all of the foregoing, Internet domain names, copyrights, and any applications and registrations for any and all of the foregoing, technology, know-how, computer software programs and applications, tangible and intangible proprietary information and materials and any other intellectual property or similar proprietary rights in any jurisdiction where such property or rights are used or exercised (collectively, “Intellectual Property Rights”) that are used, held for use, exercised or exploited by the Business of the Company or any of its Subsidiaries. Such rights are owned by the Company and/or each of its Subsidiaries free and clear of any Encumbrances other than Permitted Encumbrances, and such rights are sufficient for the conduct of the Business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted. Schedule 3.16(a) sets forth (i) all patents, patent applications, material unregistered trademarks, registered trademarks and copyright applications and registrations, and Internet domain name registrations, owned by the Company or any of its Subsidiaries, in each case listing the current registered owner thereof, and (ii) a list of all Contracts under which (x) the Company or any of its Subsidiaries uses or has the right to use any material Third Party Intellectual Property Rights and (y) Sellers, the Company or any its Subsidiaries has licensed others the right to use any Owned Intellectual Property Rights.

(b) The Company and its Subsidiaries are not, nor will they be as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereunder, in material default or material violation of any license, sublicense or other Contract to which the Company or any of its Subsidiaries is a party and pursuant to which either (i) the Company or any of its Subsidiaries is authorized to use any third-party Intellectual Property Rights (collectively, “Third-Party Intellectual Property Rights”) or (ii) the Company or any of its Subsidiaries has authorized others to use any Owned Intellectual Property Rights, and there exists no condition or event which, with the giving of notice or the lapse of time or both, would constitute a default by the Company or any of its Subsidiaries under any such Contract, or would give any Person any right of termination, cancellation or acceleration of any performance under any such Contract or result in the creation or imposition of any Encumbrance, in each case.

(c) No claims with respect to (i) the Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries (collectively, the “Owned Intellectual Property Rights”); (ii) Third-Party Intellectual Property Rights; or (iii) any other Intellectual Property Rights that are used in the Business of the Company and its Subsidiaries are: (x) with respect to clause (i), pending or, (y) to the Knowledge of Sellers, currently pending with respect to clauses (ii) and (iii) or threatened by any Person against the Company or its Subsidiaries with respect to clauses (i), (ii) and (iii). Each of the Company and each of its Subsidiaries has taken reasonable and appropriate steps to protect and maintain the Owned Intellectual Property Rights and Third-Party Intellectual Property Rights, and where the Company or any of its Subsidiaries has registered any Intellectual Property Rights, all such registrations are valid and subsisting

(d) There are no grounds for any claims (i) to the effect that the manufacture, sale, importation, licensing or use of any product as now manufactured, used, sold, imported or licensed or the offering of any product or service now offered, in each case by the Company or any of its Subsidiaries, or the conduct of the Business of the Company and its Subsidiaries, infringes upon, misappropriates, violates or conflicts with any Intellectual Property Right of any Person, provided that the foregoing representation, when made with respect to products lawfully acquired by or licensed to the Company and its Subsidiaries from third parties and resold or used or relicensed in accordance with the terms and conditions provided by such third parties, shall be deemed made to the Knowledge of Sellers; (ii) relating to the use by the Company or any of its Subsidiaries, of any Owned Intellectual Property Right or, to the Knowledge of Sellers, Third-Party Intellectual Property Right in the Business of the Company or any of its Subsidiaries; (iii) challenging the ownership, validity or enforceability of any of the Owned Intellectual Property Rights; or (iv) to the Knowledge of Sellers, challenging the license or legally enforceable right to use the Third-Party Intellectual Rights by the Company or any of its Subsidiaries, in each case except where any such claim would not have and would not be reasonably likely to have, individually or in the aggregate together with similar occurrences, a Material Adverse Effect on the Company. None of the Company or any of its Subsidiaries is or has been a party to any action or proceeding that involves a claim of infringement or misappropriation of any Intellectual Property Rights of any Person.

(e) To the Knowledge of Sellers, there are no unauthorized uses, disclosures, infringements, or misappropriations by any Person of any Owned Intellectual Property Rights, or breaches by any Person of any Contract pursuant to which such Person has the right to use any Owned Intellectual Property Rights or Third-Party Intellectual Property Rights, except for such uses, disclosures, infringements and misappropriations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.17 Real Property. Schedule 3.17 lists a complete description of all real property owned by or leased to the Company and its Subsidiaries (with identification of which is owned and which is leased). None of the Company or any of its Subsidiaries owns or leases any real property not identified on Schedule 3.17. With respect to each such parcel of real property that is owned by the Company or a Subsidiary of the Company (“Owned Real Property”) or leased to the Company or a Subsidiary of the Company (“Leased Real Property” and together with the Owned Real Property, the “Real Property”):

(i) the Company or its relevant Subsidiary has fee simple title to the Owned Real Property and, to the Knowledge of Sellers, a valid leasehold interest in the Leased Real Property, as the case may be, free and clear of any Encumbrances, except for Permitted Encumbrances;

(ii) there are no existing leases, subleases, licenses, concessions, or other agreements entered into by the Company or any of its Subsidiaries granting to any Person or Persons the right of use or occupancy to any portion of the parcel of any of Real Property;

(iii) Sellers have made available to Buyer true and complete copies of all existing leases and subleases entered into by the Company or any of its Subsidiaries affecting the Real Property to which the Company or any of its Subsidiaries is a party, and each such lease and sublease is a valid and binding Contract and is in full force and effect and none of the Company or any Subsidiary of the Company, or to the Knowledge of Sellers, any other party thereto, is in default thereunder;

(iv) none of the existing leases and subleases entered into by the Company or any of its Subsidiaries affecting the Real Property to which the Company or any of its Subsidiaries is a party requires the consent of the landlord or of any other party thereunder to the transactions contemplated by this Agreement;

(v) there does not exist any pending or, to the Knowledge of Sellers, threatened or contemplated condemnation action that would reasonably be expected to materially affect or materially impair the value or use of the Real Property and none of the Real Property, to the Knowledge of Sellers, has suffered any material damage by fire or other casualty;

(vi) to Sellers’ Knowledge, the Owned Real Property complies in all material respects with all applicable zoning, building code or other municipal or governmental requirements; and

(vii) no Person has an option to purchase or rights of first refusal over all or any part of the Owned Real Property.

Section 3.18 Tangible Assets. Each of the Company and its Subsidiaries is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contracts to use, all material machinery, equipment and other tangible personal property used in connection with its Business (“Tangible Personal Property”). All Tangible Personal Property owned by the Company or any of its Subsidiaries is owned free and clear of any Encumbrances, other than Permitted Encumbrances.

Section 3.19 Borrowing Base Report. Each borrowing base report delivered pursuant to the Acquisition Financing Agreement prior to the Closing Date shall, as of the date of its delivery, accurately set forth the borrowing base, as such term (or any other similar term) is defined in the Acquisition Financing Agreement.

Section 3.20 Receivables. The accounts and notes receivable of the Company and its Subsidiaries: (i) arose from bona fide sales transactions on an arm’s-length basis in the Ordinary Course of Business and are payable on ordinary trade terms; (ii) to the Knowledge of Sellers, are valid and binding obligations of the respective debtors enforceable in accordance with their terms; (iii) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement; (iv) to the Knowledge of Sellers, will be collected with no obligation to repay or reimburse, in the Ordinary Course of Business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in the balance sheet included in the Most Recent Financial Statements and the Closing Adjusted Working Capital Statement; and (v) to the Knowledge of Sellers, are not subject to any valid set-off or counterclaim. The adequacy of any reserves with respect to accounts or notes receivable of the Company and its Subsidiaries reflected in the Most Recent Financial Statements have been reviewed and established in good faith by the Company and its Subsidiaries within the three-month period preceding the date hereof. The Company or one of its Subsidiaries, as the case may be, has good title to its accounts receivable free and clear of all Encumbrances other than Permitted Encumbrances. Schedule 3.20 sets forth as of the date hereof the accounts receivable of the Company and its Subsidiaries that remain unpaid more than 90 days after the date of the respective original invoices with respect to such accounts receivable.

Section 3.21 Inventory. (a) Subject to amounts reserved for in the Most Recent Financial Statements, the values at which all Inventory is carried in the Most Recent Financial Statements reflect the inventory valuation policy of the Company and its Subsidiaries of stating such Inventory at the lower of cost (determined on the basis of the average cost method) or market value in accordance with U.S. GAAP. The Company or one of its Subsidiaries, as the case may be, has good title to the Inventory free and clear of all Encumbrances other than Permitted Encumbrances. None of the Company or any of its Subsidiaries is under any obligation or liability with respect to accepting returns of items of Inventory or merchandise in the possession of its customers other than in the Ordinary Course of Business. To the Knowledge of Sellers, none of the Company or any of its Subsidiaries has acquired nor committed to acquire or assemble Inventory for sale which is not of a quality and quantity usable in the Ordinary Course of Business. None of the Company or any of its Subsidiaries changed the price of any item of Inventory except for: (i) price reductions to reflect any reduction in the cost thereof to the Company or the Subsidiary, as the case may be; (ii) reductions and increases responsive to normal competitive conditions and consistent with the past sales practices of the Company or the Subsidiary, as the case may be; and (iii) increases to reflect any increase in the cost thereof to the Company or the Subsidiary, as the case may be.

(b) To the Knowledge of Sellers, the Inventory is in good and merchantable condition in all material respects, suitable and usable for the purposes for which it is intended and in a condition such that it can be sold in the Ordinary Course of Business.

Section 3.22 Prepaid Expenses. All prepaid expenses of the Company and its Subsidiaries were prepaid in the Ordinary Course of Business. There has not been any material write-down or write-off, or other adjustment to, such prepaid expenses since June 30, 2004, except for amortization in the Ordinary Course of Business.

Section 3.23 Accounts Payable. All accounts payable and accrued expenses of the Company and its Subsidiaries were incurred and have been paid in the Ordinary Course of Business. Schedule 3.23 sets forth as of the date hereof the trade payables of the Company and its Subsidiaries that are more than 90 days overdue.

Section 3.24 Sufficiency of Assets. The Company and its Subsidiaries taken as a whole have ownership of or rights in all of the assets (including the books and records) to the extent necessary to conduct or used in conducting their Business in all material respects. All of the material tangible assets owned or leased by the Company or its Subsidiaries are in satisfactory operating condition for the use or uses to which they are being put, subject to ordinary wear and tear and continuing maintenance requirements or instances where a replacement of any such asset has been ordered or such asset is being repaired.

Section 3.25 Labor Matters.

(a) None of the Company or any of its Subsidiaries is a party to any collective bargaining agreements, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent, any Employee of the Company or any of its Subsidiaries. To the Knowledge of Sellers, there are no pending strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any Employees of the Company or any of its Subsidiaries.

(b) None of the Company or any of its Subsidiaries has violated any Law or Judgment regarding the terms and conditions of employment of Employees, former Employees or prospective employees or other labor related matters, including Laws or Judgments relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of Employees, former Employees or prospective employees, except for any violations which do not have, and would not be reasonably likely have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) In the three years prior to the date hereof, none of the Company or any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (ii) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting any site of employment or facility of the Company or any of its Subsidiaries.

Section 3.26 Insurance. (a) Set forth in Schedule 3.26(a) is a list of each insurance policy to which the Company or any of its Subsidiaries, is a party, a named insured with respect to a policy maintained by them or any of their Affiliates, or otherwise the beneficiary of coverage thereunder with respect to a policy maintained by them or any of their Affiliates (collectively, the “Insurance Policies”).

(b) (i) Each Insurance Policy is in full force and effect, and is valid, outstanding and enforceable, and all premiums due thereon have been paid in a timely fashion and cover against the risks of the nature normally insured against by Persons in the same or similar lines of business in coverage amounts typically and reasonably carried by such Persons; (ii) none of the Insurance Policies shall terminate or lapse as a result of the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby; (iii) each of the Company and its Subsidiaries, and each of their Affiliates that maintains a policy on their behalf with respect to them, has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party; (iv) no insurer under any Insurance Policy has cancelled or generally disclaimed liability under any such Insurance Policy or indicated in writing to the Company or one of its Subsidiaries, or to an Affiliate of the Company or its Subsidiaries that maintains a policy on their behalf, any intent to do so or not to renew any such Insurance Policy; and (v) all material claims of the Company and its Subsidiaries for which insurance was available under the Insurance Policies have been filed in a timely fashion. To the Knowledge of Sellers, other than as set forth in Schedule 3.26(b), no insurer under any Insurance Policy intends, on the basis of current conditions in the applicable insurance market, not to renew the coverage provided by such Insurance Policy at its expiration on terms substantially similar to the terms of the Insurance Policy presently in effect.

Section 3.27 Affiliate Transactions. (a) Set forth in Schedule 3.27(a) is a general list of the types of services that each of Sellers and each of their respective Affiliates (other than the Company and its Subsidiaries) has provided since January 1, 2001 to the Company and its Subsidiaries and of the types of services that the Company and its Subsidiaries have provided to each of Sellers and its respective Affiliates (other than the Company and its Subsidiaries).

(b) Schedule 3.27(b) includes all Contracts between each of Sellers or any of their respective Affiliates (other than the Company and its Subsidiaries) on the one hand, and the Company or any of its Subsidiaries, on the other hand, other than those that will be terminated at or prior to the Closing.

(c) None of the Sellers or any of its Affiliates has entered into or engaged in any material transaction with or relating to the Company and its Subsidiaries or their Business (including through the provision of services) other than transactions entered into in the Ordinary Course of Business and that are on an arm’s-length basis.

Section 3.28 Customers and Suppliers. There are no disputes, claims or other actions or proceedings between the Company or any of its Subsidiaries, on the one hand, and any supplier or customer of the Company or any of its Subsidiaries, on the other hand, other than those occurring in the Ordinary Course of Business in amounts consistent with past experience. As of the date of this Agreement, none of the Company or any of its Subsidiaries has received any written or, to the Knowledge of Sellers, oral notice or other communication, nor to the Knowledge of Sellers is there any other information, indicating that there is a material possibility that (i) any supplier or customer will cease dealing with the Company or any of its Subsidiaries or may otherwise materially reduce or become unable for any reason to maintain the volume of business transacted by such supplier or customer with the Company or any of its Subsidiaries below historical levels, or (ii) the consummation of the transactions contemplated hereby will adversely affect the relationships of the Company or any of its Subsidiaries with any of their suppliers or customers.

Section 3.29 No Registration under Securities Laws. None of Sellers, the Company, any of their Affiliates, or any person acting on their behalf has made, directly or indirectly, offers or sales of any security, or has solicited, directly or indirectly, offers to buy any security, under circumstances that would constitute “general solicitation or general advertising” within the meaning of Regulation D under the Securities Act or otherwise require the registration of the offer and sale of the Company Securities or securities issued by any of the Company’s Affiliates under the Securities Act or similar laws of any non-U.S. jurisdiction. Each Seller is an “accredited investor,” within the meaning of Regulation D under the Securities Act and is acquiring Company Securities for its own account and not as a nominee or agent. The Sellers are acquiring Company Securities for the purpose of investment and not with a current view to the distribution thereof, and have no present intention of selling, negotiating or otherwise disposing of such securities in any transaction that would constitute a “distribution” or similar transaction within the meaning of the Securities Act or similar laws of any non-U.S. jurisdiction. Sellers understand that the offer and sale of the Company Securities have not been registered under the Securities Act or similar non-U.S. laws or any state securities laws and that such securities are being sold to Sellers in reliance on the foregoing representation. Each Seller has had an opportunity to ask questions and receive answers from the Company and Intcomex LLC regarding the terms and conditions of the Company Securities and the business, properties, prospects and financial condition of the Company and Intcomex LLC.

Section 3.30 Intcomex Iquique and Tecnocapital. Sellers and the Company have taken necessary and proper action to ensure that the members of the board of Directors of Intcomex Iquique, S.A., a sociedad anonima organized and existing under the laws of Chile (“Intcomex Iquique”), and Sociedad de Inversiones y Financiamiento Tecnocapital S.A., a sociedad anonima organized and existing under the laws of Chile (“Tecnocapital”), shall submit their resignations and that the composition of the board of Directors of Intcomex Iquique and Tecnocapital have the composition set forth in Annex 7.2(e), respectively, effective in each case as soon as practicable after the Closing.

Section 3.31 Acknowledgement by Sellers. Sellers acknowledge that no other representations and warranties of Buyer other than as are set forth in this Agreement are required by Sellers to enter into this Agreement.

Section 3.32 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III and Article IV, none of Sellers, the Company, any of its Subsidiaries or any other Person makes any other express or implied representation or warranty on behalf of Sellers, the Company or any of its Subsidiaries with respect to the transactions contemplated by this Agreement.

Article IV

Representations and Warranties of Additional Sellers

As of the date hereof and as of the Closing Date (unless otherwise indicated herein), each of the Additional Sellers represents and warrants as to itself, severally but not jointly, to Buyer as follows:

Section 4.1 Organizational Matters Regarding Additional Sellers.

(a) Organization and Qualification; Power. Such Additional Seller (if it is not a natural Person) is a corporation or other entity duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its assets, and to carry on its Business. Annex 1.1(d) sets forth the principal residence of such Additional Seller (if Additional Seller is a natural person) or the corporate form and jurisdiction of incorporation of such Additional Seller (if such Additional Seller is not a natural Person).

(b) Authority; Validity. Such Additional Seller has all requisite legal capacity (if a natural Person) or power and authority (if a Person other than a natural Person) to execute and deliver this Agreement and to perform its obligations hereunder. If such Additional Seller is not a natural Person, the execution and delivery by it of this Agreement and the other documents and instruments to be executed by it pursuant hereto and the performance of its obligations hereunder and thereunder have been duly authorized by such Additional Seller. This Agreement has been duly executed and delivered by such Additional Seller and, assuming due authorization, execution and delivery of this Agreement by the Buyer, the other Sellers and the Company, constitutes a legal, valid and binding obligation of such Additional Seller, enforceable against it in accordance with this Agreement’s terms. No further act or proceeding on the part of such Additional Seller is necessary to authorize this Agreement or the performance of its obligations hereunder.

(c) Compliance; Binding Effect. Such Additional Seller’s execution and delivery of this Agreement and such Additional Seller’s consummation of the transactions contemplated by Section 2.1 hereof and otherwise contemplated hereby will not: (i) violate any provision of the Charter Documents of such Additional Seller (if it is not a natural Person); (ii) constitute a breach or violation of or default under, accelerate any obligation, or create an Encumbrance on any assets, properties or rights of such Additional Seller, the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contract binding upon such Additional Seller; or (iii) violate or conflict with any Law or Judgment to which such Additional Seller or any of its assets is subject or by which such Additional Seller or any of its assets is bound.

Section 4.2 Consents and Approvals. Except for the filings, permits, authorizations, consents, approvals and/or notices required under the HSR Act, no Consents are required to be made or obtained by such Additional Seller or any of its Affiliates with or from, as the case may be, any Governmental Entity, in connection with the execution, delivery or performance of this Agreement by such Additional Seller or the consummation by such Additional Seller of the transactions contemplated hereby.

Section 4.3 Litigation. Such Additional Seller is not subject to any Judgments that have had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Additional Seller or the Company. There is no Litigation pending or, to the Knowledge of such Additional Seller, threatened against such Additional Sellers at law, in equity or otherwise, in, before, or by, any Governmental Entity or arbitrator that has had or would be reasonably likely to have, individually or in the aggregate together with similar occurrences, a Material Adverse Effect on such Additional Seller or the Company.

Section 4.4 No Registration under Securities Laws. None of such Additional Seller or any of its Affiliates, or any person acting on their behalf has made, directly or indirectly, offers or sales of any security, or has solicited, directly or indirectly, offers to buy any security, under circumstances that would constitute “general solicitation or general advertising” within the meaning of Regulation D under the Securities Act or otherwise require the registration of the offer and sale of the Company Securities or securities issued by any of the Company’s Affiliates under the Securities Act or similar laws of any non-U.S. jurisdiction. Such Additional Seller is an “accredited investor,” within the meaning of Regulation D under the Securities Act and is acquiring Company Securities for its own account and not as a nominee or agent. Each Additional Seller is acquiring Company Securities for the purpose of investment and not with a current view to the distribution thereof, and has no present intention of selling, negotiating or otherwise disposing of such securities in any transaction that would constitute a “distribution” or similar transaction within the meaning of the Securities Act or similar laws of any non-U.S. jurisdiction. Such Additional Seller understands that the offer and sale of the Company Securities have not been registered under the Securities Act or similar non-U.S. laws or any state securities laws and that such securities are being sold to such Additional Seller in reliance on the foregoing representation. Such Additional Seller has had an opportunity to ask questions and receive answers from the Company and Intcomex LLC regarding the terms and conditions of the Company Securities and the business, properties, prospects and financial condition of the Company and Intcomex LLC.

Section 4.5 Brokers and Finders. None of such Additional Seller or any of its Affiliates has employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker’s, finder’s or similar fee or commission in connection therewith or upon the consummation thereof that would be payable by Buyer or any of its Affiliates or investors or by the Company or its Subsidiaries.

Section 4.6 Acknowledgement by Additional Sellers. Such Additional Seller acknowledges that no other representations and warranties of Buyer or Main Sellers other than as are set forth in this Agreement are required by such Additional Seller to enter into this Agreement.

Section 4.7 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, none of such Additional Seller or any other Person makes any other express or implied representation or warranty on behalf of such Additional Seller with respect to the transactions contemplated by this Agreement.

ARTICLE V

Representations and Warranties of Buyer

As of the date hereof and as of the Closing Date (unless otherwise indicated herein), Buyer represents and warrants to Sellers as follows:

Section 5.1 Organizational Matters Regarding Buyer.

(a) Organization; Power. Buyer is duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its assets, and to carry on its Business.

(b) Authorization; Validity. Buyer has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery by Buyer of this Agreement and the other documents and instruments to be executed by Buyer pursuant hereto and the performance by Buyer of its obligations hereunder and thereunder have been duly authorized by Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery of this Agreement by Sellers and the Company, constitutes a valid and binding obligation of Buyer enforceable against it in accordance with this Agreement’s terms. No further act or proceeding on the part of Buyer is necessary to authorize this Agreement or the performance of its obligations hereunder.

(c) Compliance; Binding Effect. The execution and delivery of this Agreement and the consummation of the transactions contemplated by Section 2.1 hereof and otherwise contemplated hereby will not: (i) violate any provisions of the Charter Documents of Buyer; (ii) constitute a breach or violation of or default under, accelerate any obligation, or create an Encumbrance on any assets, properties or rights of Buyer (with or without notice, lapse of time or both) pursuant to, any Contract binding upon Buyer, where such breach, violation, default, acceleration or creation would have, or would be reasonably likely to have, individually or in the aggregate together with similar occurrences, a Material Adverse Effect on Buyer; or (iii) violate or conflict with any Law or Judgment to which Buyer or any of its assets is subject or by which Buyer or any of its assets is bound, where such violation or conflict would have or would be reasonably likely to have, individually or in the aggregate together with similar occurrences, a Material Adverse Effect on Buyer.

Section 5.2 Consents and Approvals. Except for the filings, permits, authorizations, consents, approvals and/or notices required under either the HSR Act, no Consents are required to be made or obtained by Buyer with or from, as the case may be, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby.

Section 5.3 Litigation. Buyer is not subject to any Judgments that have had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer. There is no Litigation pending or, to the Knowledge of Buyer, threatened against Buyer, at law, in equity or otherwise, in, before, or by, any Governmental Entity or arbitrator which (if successful) would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Buyer.

Section 5.4 Brokers and Finders. Buyer has not employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker’s, finder’s or similar fee or commission in connection therewith or upon the consummation thereof that would be payable by Sellers or any of their Affiliates.

Section 5.5 Ownership of Buyer. (a) All voting stock of Buyer is indirectly owned by Citigroup Inc., free and clear of any Encumbrances.

(b) On the Closing Date, not less than 70% of the equity interests in any Permitted Assignee shall be indirectly owned by Citigroup Inc., free and clear of any Encumbrances.

Section 5.6 No Registration under Securities Laws. None of Buyer, any of its Affiliates other than the Company and its Subsidiaries, or any person acting on its or their behalf has made, directly or indirectly, offers or sales of any security, or has solicited, directly or indirectly, offers to buy any security, under circumstances that would constitute “general solicitation or general advertising” within the meaning of Regulation D under the Securities Act or otherwise require the registration of the offer and sale of the Company Securities or securities issued by any of the Company’s Subsidiaries under the Securities Act or similar laws of any non-U.S. jurisdiction. Buyer is an “accredited investor,” within the meaning of Regulation D under the Securities Act and is acquiring shares of Common Stock pursuant to this Agreement for its own account and not as a nominee or agent. Buyer is acquiring its shares of Common Stock for the purpose of investment and not with a current view to the distribution thereof, and has no present intention of selling, negotiating or otherwise disposing of such Common Stock in any transaction that would constitute a “distribution” or similar transaction within the meaning of the Securities Act or similar laws of any non-U.S. jurisdiction. Buyer understands that the offer and sale of Common Stock have not been registered under the Securities Act or similar non-U.S. laws or any state securities laws and that the Common Stock is being sold to Buyer in reliance on the foregoing representation.

Section 5.7 Acknowledgment by Buyer. Buyer acknowledges that no other representations and warranties of Sellers other than as are set forth in this Agreement are required by Buyer to enter into this Agreement.

Section 5.8 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, none of Buyer or any other Person makes any other express or implied representation or warranty on behalf of Buyer with respect to the transactions contemplated by this Agreement.

ARTICLE VI

Certain Covenants and

Agreements of Sellers, Buyer and the Company

Section 6.1 Operation of Business. Except as otherwise contemplated by this Agreement, Sellers shall cause the Company and its Subsidiaries to, and the Company covenants that it shall and shall cause its Subsidiaries to, until the earlier of the termination of this Agreement and the Closing, conduct the Business of the Company and its Subsidiaries only in the Ordinary Course of Business, and Sellers covenant that they shall cause the Company and its Subsidiaries to, and the Company covenants that it shall and shall cause its Subsidiaries to, use their reasonable best efforts to continue, in a manner consistent with the past practices of the Business of the Company and its Subsidiaries, to maintain and preserve intact such Business and to keep available the services of its present officers and significant employees and to maintain its ordinary and customary relationships with its suppliers, customers and others having business relationships with it with a view toward preserving for Buyer the Business of the Company and its Subsidiaries, the assets used therein and the goodwill associated therewith. Until the earlier of the termination of this Agreement and the Closing, and except as expressly contemplated by the terms of this Agreement, Sellers shall not, and shall cause the Company and its Subsidiaries not to, and the Company shall not and shall cause its Subsidiaries not to, without the prior written approval of Buyer, take any of the following actions with respect to the Company, its Subsidiaries or their Business:

(a) amend the Charter Documents of the Company or its Subsidiaries, or issue or sell or encumber or agree to issue or sell or encumber any equity interests in the Company or its Subsidiaries, or any securities convertible into or exchangeable for equity interests in the Company or its Subsidiaries, or issue or sell any options, warrants or other rights to acquire any equity interests in the Company or its Subsidiaries;

(b) sell, transfer, license, sublicense, lease, rent or otherwise dispose of or encumber any of the properties or assets pertaining to the Business of the Company or its Subsidiaries, other than the sale of inventory and obsolete equipment in the Ordinary Course of Business;

(c) cancel any debts owed to or waive any material claims or rights of the Company or its Subsidiaries, except in the Ordinary Course of Business;

(d) enter into, adopt, amend, or make any award or grant under any Company Benefit Plan, grant or announce any increase in the compensation, bonuses or other benefits payable to any current or former Directors, consultants, officers or Employees of the Company or its Subsidiaries, except for increases (i) in the Ordinary Course of Business or (ii) as required by any Company Benefit Plan (as in effect on the date hereof) or applicable Law;

(e) enter into any employment Contract in excess of $75,000 per year or for a term longer than two (2) years;

(f) make any capital expenditure or commitment, other than to repair or maintain any assets, properties or facilities;

(g) incur, assume or guarantee any Indebtedness other than in the Ordinary Course of Business, or enter into any swap or other off-balance sheet transaction for its own account, or enter into any economic arrangement having the economic effect of any of the foregoing;

(h) change in any material respect any Tax elections (except as required by Law or U.S. GAAP) or settle or compromise any material Tax liability;

(i) enter into, amend or terminate any material Contract or waive or assign any material right thereunder;

(j) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of, or redeem or purchase, any of the ownership interests of the Company or its Subsidiaries;

(k) except as may be required as a result of a change in Law or in applicable generally accepted accounting principles, including U.S. GAAP, change in any material respect any accounting, financial reporting, inventory, or credit allowance principle, practice, method or policy used by the Company or its Subsidiaries;

(l) compromise or settle any lawsuit or claim (including any lawsuit or claim involving as a party any Governmental Entity) involving an amount in dispute in excess of $1,000 if such compromise or settlement involves or would give rise to (i) aggregate payments by the Company or its Subsidiaries in respect of all such lawsuits and claims (or forgiveness of amounts payable to the Company or any of its Subsidiaries) in excess of $100,000 or (ii) any material effect on the conduct of the Company’s and its Subsidiaries’ Business;

(m) fail to pay accounts payable and other obligations, when they become due and payable, in the Ordinary Course of Business consistent with past practice;

(n) merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire, any business, business organization or division thereof, or any Person;

(o) fail to maintain in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it;

(p) fail to file any material Tax Return when due (or, alternatively, fail to file for any available extension) or fail to cause such Tax Returns when filed to be complete and accurate in all material respects;

(q) exercise any efforts to sell or otherwise dispose of Inventory other than in the Ordinary Course of Business;

(r) repay, repurchase or otherwise make any payments in respect of any Company Debt (or agree, whether in writing or otherwise, to do the foregoing);

(s) make any loan, transfer any asset or pay any commission, salary, bonus, rent, commission or fee to, or enter into any transaction with or for the benefit of, any Affiliate of the Company, any Seller or any Affiliate of any Seller (or agree, whether in writing or otherwise, to do the foregoing), other than transactions on an arm’s-length basis in the Ordinary Course of Business; or

(t) agree, whether in writing or otherwise, to do any of the foregoing.

Section 6.2 Access and Information. During the period commencing on the date hereof and ending on the earlier of the termination of this Agreement and the Closing, Sellers shall, and shall cause the Company and its Subsidiaries (a) upon reasonable request and notice, to provide Buyer and its authorized agents or representatives reasonable access to the management, facilities, properties, books and records (financial and otherwise) of the Company and its Subsidiaries, as well as to personnel of the Company and its Subsidiaries (including officers and employees) and outside accountants and consultants and (b) to furnish to Buyer (and its authorized agents and representatives) (i) monthly income statements of Intcomex LLC and its Subsidiaries, when available, but in any event within 20 Business Days after the end of each month and (ii) quarterly financial statements of Intcomex LLC and its Subsidiaries prepared on a basis substantially consistent with Intcomex LLC’s auditor-reviewed consolidated balance sheets and statements of income, cash flow and changes in stockholders’ equity as of and for the three-month period ended March 31, 2004, when available, but in any event with 30 Business Days after the end of the relevant calendar quarter. Buyer and its agents and representatives will hold in confidence all confidential information obtained from the Company, its Subsidiaries, their officers, agents, representatives or employees, provided that the confidentiality undertakings of this Section 6.2 shall not apply: (i) to information that becomes available to Buyer from a source other than the Company or any of its Subsidiaries (and not as a result of a violation of a contractual restriction or fiduciary duty known to Buyer); (ii) to information that was or becomes generally available to the public (and not as a result of a violation of a contractual restriction or fiduciary duty known to Buyer); or (iii) after the Closing Date or, in the event that this Agreement terminates without the Closing having occurred, the third anniversary of the date hereof. Notwithstanding the preceding sentence, Buyer may, and may permit, disclosure of such confidential information (1) in response to any judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process); (2) if requested by a Governmental Entity; (3) to avoid violating the federal securities laws; or (4) to the lenders under the Acquisition Financing Agreement; provided that Buyer will, to the extent practicable, promptly notify Sellers and the Company thereof and cooperate with Sellers’ Agent acting on behalf of Sellers, the Company and its Subsidiaries at Sellers’ reasonable request and cost if Sellers’ Agent acting on behalf of Sellers, the Company, or any of its Subsidiaries should seek to obtain an order or agreement pursuant to which confidential treatment will be accorded to such information. Sellers, the Company or any of its Subsidiaries, without prejudice to any rights to judicial relief they may otherwise have, shall be entitled to seek equitable relief, including an injunction, in the event of a threatened or actual breach of this Section 6.2 and Buyer shall not resist such application for relief on the basis that Sellers, the Company and its Subsidiaries have an adequate remedy at law.

Section 6.3 Registrations, Filings and Consents. (a) To the extent permissible under applicable Law and consistent with the instructions of any Person with jurisdiction to review and, as appropriate, authorize or approve the transactions contemplated by this Agreement (each, a “Government Regulatory Entity”), Buyer and Sellers each shall keep the other informed of the status of matters relating to completion of the transactions contemplated hereby, including by promptly furnishing the other Party or Parties with copies of notices or other communications received by Buyer or Sellers, the Company or any of its Subsidiaries or any of the Affiliates or representatives of the foregoing, from any third party and/or any Governmental Entity with respect to the transactions contemplated by this Agreement.

(b) Without limiting the generality of the undertakings pursuant to this Section 6.3, Sellers and Buyer agree to provide or cause their respective Affiliates or representatives to provide promptly to any Government Regulatory Entity information and documents requested by such Government Regulatory Entity or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement.

Section 6.4 Exiting Sellers: Non-Solicitation; Non-Competition; Confidentiality. (a) From the date hereof until the third anniversary of the Closing Date, each Exiting Seller shall not, and shall cause its Affiliates not to, directly or indirectly, solicit any Customer of the Business to purchase Competitive Products other than from the Company or its Subsidiaries. For purposes of this Section 6.4, (i) “Customer of the Business” shall mean any Person to which the Company or its Subsidiaries sold products during the one-year period prior to the Closing Date, and (ii) “Competitive Products” shall mean any products sold by or that compete with any products sold by the Company or its Subsidiaries within the one-year period immediately preceding the Closing Date.

(b) From the date hereof until the third anniversary of the Closing Date, each Exiting Seller shall not, and shall cause its Affiliates not to, directly or indirectly, solicit or seek to induce any Person employed by the Company or any of its Subsidiaries to leave his or her employment or positions with the Company or such Subsidiary (other than to assume an employment position with the Company or any of its Affiliates) or hire any such Person; provided that “solicit or seek to induce” shall not include, and such Exiting Seller shall not be prohibited from, making general solicitations (e.g., newspaper advertisements and hiring fairs) not targeted at specific employees.

(c) From the date hereof until the third anniversary of the Closing Date, each Exiting Seller shall not, and shall cause its Affiliates not to, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any Person that competes with the Business of the Company and its Subsidiaries anywhere in the Territory or in any other country in Latin America or the Caribbean, other than as a passive investor in a publicly traded company in which such ownership interests, together with the ownership interests in such company by its Affiliates: (i) have a market value not exceeding $200,000, and (ii) represent less than 5% of the aggregate voting power of all of such publicly traded company’s ownership interests; provided that the ownership interest limitations in this Section 6.4(c) may be waived by obtaining written consent from Buyer.

(d) Each Exiting Seller shall maintain the confidentiality of, and not use, (A) confidential or proprietary information regarding the Company or any of its Subsidiaries or (B) trade secrets regarding the Company or any of its Subsidiaries, other than in connection with the operation of the Business of the Company and its Subsidiaries while such Exiting Seller is a Director, officer, employee or consultant of the Company or such Subsidiary; provided that this Section 6.4 shall not apply to information: (i) that becomes available after the Closing Date to such Exiting Seller from a source other than another Seller, the Company or any of its Subsidiaries (and not as a result of a violation of a contractual restriction or fiduciary duty known to such Exiting Seller); or (ii) that was or becomes generally available to the public (and not as a result of a violation of a contractual restriction or fiduciary duty known to such Exiting Seller). Notwithstanding the preceding sentence, such Exiting Seller may, and may permit, disclosure of such information (1) in response to any judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process); (2) if requested by a Governmental Entity; or (3) to avoid violating the federal securities laws; provided that such Exiting Seller will, to the extent practicable, promptly notify Buyer and the Company thereof and cooperate with Buyer, the Company and its Subsidiaries at Buyer’s reasonable request and cost if Buyer, the Company or any of its Subsidiaries should seek to obtain an order that confidential treatment will be accorded to such information.

(e) Each Exiting Shareholder hereby agrees that (i) if, in any judicial proceeding, a court shall deem any of the restrictive covenants contained in Sections 6.4(a), 6.4(b), 6.4(c) and 6.4(d) (the “Restrictive Covenants”) invalid, illegal or unenforceable because its scope is considered excessive, such Restrictive Covenant shall be modified so that the scope of the Restrictive Covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable; and (ii) if any Restrictive Covenant (or portion thereof) is deemed invalid, illegal or unenforceable in any jurisdiction, as to that jurisdiction such Restrictive Covenant (or portion thereof) shall be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining Restrictive Covenants (or portion thereof) in such jurisdiction or rendering that or any other Restrictive Covenant (or portion thereof) invalid, illegal, or unenforceable in any other jurisdiction.

(f) Each Exiting Seller recognizes and acknowledges that the performance of the obligations under this Section 6.4 are special, unique and extraordinary in character, and that in the event of a breach by any Exiting Seller, its respective Affiliates or their respective employees, officers, Directors or advisors of the terms and conditions of this Section 6.4, Buyer shall be entitled to enforce the specific performance thereof by such Exiting Seller or its Affiliates or to enjoin the Exiting Seller, its Affiliates, or their respective employees, officers, Directors or advisors from violating the provisions of this Section 6.4.

Section 6.5 Financial Statements and Reports. For a period of three years following the Closing, each Seller will use reasonable best efforts to, following reasonable request of the Company, furnish the Company such additional information or documents necessary for the preparation of financial statements prepared in accordance with U.S. GAAP that will include or reflect the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries for periods prior to the Closing to the extent such information or documents are within the possession or control of Sellers or their respective Affiliates or representatives. In no event shall any Seller have any liability with respect to any information supplied pursuant to this Section 6.5 unless the information was provided fraudulently.

Section 6.6 Prohibition on Solicitation of Other Acquisition Offers. From the date hereof until the first to occur of Closing or termination of this Agreement pursuant to any of Sections 8.1(a), (c) or (e), each Seller and the Company shall not, nor shall any Seller permit the Company, any of its Subsidiaries or Affiliates (or authorize or permit any of their respective representatives) to take, directly or indirectly, any action to initiate, assist, solicit, receive, negotiate, encourage or accept any offer or inquiry from any Person (other than as contemplated by the Letter of Interest and this Agreement) to (i) make any equity investment in the Company, (ii) reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any equity investment in the Company or any of its Subsidiaries, or (iii) furnish or cause to be furnished any information with respect to the Company or any of its Subsidiaries to any Person (other than as contemplated by the Letter of Interest and this Agreement) who the Company or any such Subsidiary, Affiliate or representative knows or has reason to believe is in the process of considering an equity investment in the Company. If any Seller or the Company or any of their respective Subsidiaries, Affiliates or representatives receives from any Person an offer, inquiry or information request referred to above, such Seller and the Company will promptly advise such Person, by written notice, of the terms of this Section 6.6 and will promptly, orally and in writing, advise Buyer of such offer, inquiry or request and deliver a copy of the foregoing notice to Buyer.

Section 6.7 Non-breach of Representations and Warranties. (a) Sellers shall not take, and shall cause the Company and its Subsidiaries not to take, any action, and shall use reasonable best efforts not to permit, and shall cause the Company and its Subsidiaries to use reasonable best efforts not to permit, any event to occur, which would result in any of the representations and warranties of Sellers contained in Article III and Article IV not being true and correct as of the Closing Date.

(b) Buyer shall not take any action and shall use reasonable best efforts not to permit any event to occur, which would result in any of the representations and warranties of Buyer contained in Article V not being true and correct as of the Closing Date.

(c) Without in any way limiting the provisions of clauses (a) and (b) of this Section 6.7, from the date hereof until the Closing Date, each of the Parties shall give prompt notice to the other Parties of any event, development or circumstance of which the notifying Party has Knowledge and which causes, or could reasonably be expected to cause, a breach of any of the notifying Party’s representations and warranties herein or a failure to satisfy the conditions to Closing of such Party set forth in Article VII.

Section 6.8 Company Covenant. The Company agrees that wherever it is provided herein that Sellers or Buyer shall cause the Company to take, or refrain from taking, any action, then the Company shall take, or refrain from taking, such action.

Section 6.9 Performance of Obligations; Further Assurances. (a) Prior to and at the Closing, each of the Parties shall, each of Sellers shall cause the Company to, and each of Sellers shall cause their respective Affiliates to, use its reasonable best efforts to fulfill all conditions on its part to be fulfilled under this Agreement and to cause the transactions contemplated hereby to be consummated.

(b) At any time following the Closing Date, each of the Parties shall, Buyer shall cause the Company and its Subsidiaries to, and each of Sellers shall cause its respective Affiliates to, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Buyer or Sellers, as the case may be, and necessary for Buyer or Sellers, as the case may be, to satisfy their obligations hereunder or to consummate the transactions contemplated by this Agreement.

Section 6.10 Tax Matters. The Company, Buyer and Sellers shall treat the issuance of shares of Common Stock to those Sellers receiving shares of Common Stock as tax-free under Section 354 of the Code and shall treat the steps leading to such issuance as part of a tax-free reorganization under Section 368(a) of the Code. The Company and Buyer shall take no actions that would cause such steps to no longer constitute a tax-free reorganization under Section 368(a) of the Code.

Section 6.11 Certain Agreements Among Sellers. In the event that some or all Sellers intend to enter into an agreement with respect to any indemnification of certain Sellers by other Sellers for breaches of the representations, warranties and covenants set forth in this Agreement or other similar representations, warranties, and covenants (such agreement, an “Inter-Seller Agreement”), then such Sellers shall not execute such Inter-Seller Agreement unless: (i) Buyer is a party to such Inter-Seller Agreement; (ii) such Inter-Seller Agreement provides that any Seller receiving indemnification payments by any other Seller shall promptly inform Buyer, in reasonable detail, of the specific circumstances giving rise to such indemnification payments and the amount and form of such indemnification payments; and (iii) such Inter-Seller Agreement is otherwise in form and substance reasonably satisfactory to Buyer.

Section 6.12 Intcomex Iquique and Tecnocapital. Each Seller covenants that it will use its best efforts to effect the resignations of the members of the board of Directors of Intcomex Iquique and Tecnocapital, respectively, and the appointments of the members of the board of Directors of Intcomex Iquique and Tecnocapital, respectively, in each case as listed on Annex 7.2(e) and in each case with effect as soon as practicable after the Closing.

Section 6.13 Securities Act. (a) Each Seller covenants that it will not offer or sell any Company Securities other than in accordance with the registration requirements of the Securities Act or pursuant to an exemption therefrom.

(b) Buyer covenants that it will not offer or sell any Common Stock other than in accordance with the registration requirements of the Securities Act or pursuant to an exemption therefrom.

ARTICLE VII

Conditions to Closing

Section 7.1 Conditions to Each Party’s Obligation to Effect the Transaction. The respective obligations of the Parties to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver in writing, it being specified that Sellers’ Agent may deliver any such waiver on behalf of Sellers) at or prior to the Closing of each of the following conditions:

(a) No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, Judgment or other order (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise restricts or prohibits consummation of any of the transactions contemplated by this Agreement (an “Order”) and no Governmental Entity shall have initiated any proceeding that is pending and that seeks to have an Order enacted, issued, promulgated, enforced or entered.

(b) The Acquisition Financing Agreement and the documents contemplated thereby shall be in form and substance satisfactory to Buyer and Sellers’ Agent acting on behalf of Sellers, and the Acquisition Financing Agreement and the documents to be executed pursuant thereto on or before the Closing Date shall have been executed and delivered. The conditions to final funding contemplated by the Acquisition Financing Agreement shall have been satisfied in full or waived, and the cash proceeds contemplated by the Acquisition Financing Agreement shall have been provided or made available on terms and conditions reasonably acceptable to the Parties (i) to the Company and/or its Subsidiaries on the terms set forth in the Acquisition Financing Agreement and (ii) in an aggregate amount of at least $57,000,000.

Section 7.2 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by Buyer) at or prior to the Closing of each of the following conditions:

(a) The representations and warranties of Sellers and the Company contained herein shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as of the date or dates on which such representations and warranties are made, and Buyer shall have received certificates dated the Closing Date and executed by each Seller (if such Seller is a natural Person) or a duly authorized officer of each Seller (if such Seller is not a natural Person) and the Company to the effect that the representations and warranties of such Seller or the Company contained herein are true and correct as of the Closing in all material respects.

(b) Sellers and the Company shall have performed or complied in all material respects with all obligations and covenants required to be performed or complied with by Sellers and the Company prior to or at Closing under this Agreement, and Buyer shall have received certificates dated the Closing Date and executed by each Seller (if such Seller is a natural Person) or a duly authorized officer of each Seller (if such Seller is not a natural Person) and the Company to the effect that such Seller or the Company has performed or complied in all material respects with all obligations and covenants required to be performed or complied with by it hereunder as of the date hereof.

(c) Since the date of this Agreement to the Closing Date, there shall not have occurred any event, circumstance or development or combination of events, circumstances or developments that, individually or in the aggregate, shall have had or could reasonably be expected to have a Material Adverse Effect on the Company.

(d) The members of the board of Directors of SBA listed on Annex 7.2(d) shall have resigned effective as of the Closing.

(e) The board of Directors of each of the Subsidiaries listed on Annex 7.2(e) (other than Intcomex Iquique and Tecnocapital) shall have the respective compositions set forth in Annex 7.2(e).

(f) Each of Sellers that it is contemplated will be a party to the Shareholders Agreement and the Company shall have delivered to the Buyer the Shareholders Agreement, duly executed by each Seller or an authorized officer, manager or member of a Seller that is not a natural Person, as the case may be, and by an authorized officer of the Company.

(g) Buyer shall have received opinions, dated as of the Closing Date, substantially in the form set forth hereto as Exhibit G, in each case reasonably satisfactory to Buyer from counsel reasonably satisfactory to Buyer with respect to each of Sellers that is not a natural person under the Laws of the jurisdiction in which such Seller is organized; share certificates; and other documents customary for the transactions contemplated hereby as the Buyer may reasonably request.

(h) The shareholders of the Company shall have adopted by a unanimous vote or unanimous written consent the amended and restated certificate of incorporation in the form attached hereto as Exhibit H and filed it with the Secretary of State of the State of Delaware; the Company shall have adopted the bylaws set forth in Exhibit H hereto; and such amended and restated certificate of incorporation and bylaws shall be in effect on the Closing Date.

(i) The Company shall have delivered to Buyer the Pre-Closing Financial Statements pursuant to Section 6.2(b) covering all calendar months from and including July 2004 to and including the calendar month immediately preceding the Closing Date, together with a certificate or certificates from the chief executive officer of Intcomex LLC to the effect that the Pre-Closing Financial Statements relating to Intcomex LLC present fairly in all material respects, the results of operations of Intcomex LLC and its consolidated subsidiaries as of periods specified therein in accordance with U.S. GAAP, consistently applied, except as otherwise stated therein and except for normal year-end closing procedures and adjustments (which are expected by Intcomex LLC to be either (i) not material or (ii) consistent with the procedures noted in such Pre-Closing Financial Statements).

(j) IXLA shall have acquired from the respective sellers set forth in Annex 7.2(j) all of such seller’s right, title and interest in the securities set forth across such Seller’s name, free and clear of all Encumbrances, in exchange for an IXLA Demand Note issued by IXLA in the amount set forth across from such seller’s name in such Annex 7.2(j); each of the Persons that are Subsidiaries of the Company on the date hereof shall have become a direct or indirect wholly owned Subsidiary of the Company (provided that this condition shall not apply to Intcomex Colombia, DTMK, and the Designated Subsidiaries); HoldCo shall have amended Intcomex LLC’s operating agreement to provide that Intcomex LLC’s outstanding equity interests shall be comprised of 100,000 equity units, all of which shall be owned upon execution of such amendment by HoldCo, free and clear of any Encumbrances; and the shareholders of Inversiones Aconcagua shall have resolved to liquidate Inversiones Aconcagua.

(k) Tecno-Mundial, S.A. shall have executed and delivered to Buyer on behalf of the beneficiaries named therein a guarantee substantially in the form set forth hereto as Exhibit I (the “Tecno-Mundial Guarantee”).

(l) The Company and its Subsidiaries shall have on the Closing Date, immediately prior to the consummation of the transactions contemplated by Section 2.1, Cash Availability in excess of $5,000,000, and Buyer shall have received a certificate from the chief executive officer of Intcomex LLC setting forth the Cash Availability of the Company and its Subsidiaries as of such date and certifying that it exceeds $5,000,000.

(m) Since the date of this Agreement to the Closing Date, there shall not have occurred any change or changes in financial, political (including any outbreak or escalation of hostilities or any calamity or crisis) or economic conditions, currency exchange rates or exchange controls in the Territory or internationally that, in the judgment of Buyer, is or are, individually or in the aggregate, material and adverse.

(n) On the Closing Date, prior to the disbursement of any amounts pursuant to the Acquisition Financing Agreement, SBA shall have repaid in full all amounts outstanding under the Comerica Credit Agreement, all Encumbrances securing the obligations under the Comerica Credit Agreement shall have been released, and SBA shall have delivered to Buyer a letter reasonably satisfactory to Buyer from Comerica Bank evidencing such repayment and release.

(o) On the Closing Date, prior to the disbursement of any amounts pursuant to the Acquisition Financing Agreement, the Financial Indebtedness of the Company and its

Subsidiaries shall be less than $4,200,000, and the Company shall have delivered to Buyer documents reasonably satisfactory to Buyer evidencing such level of Financial Indebtedness.

(p) The Company shall have cured any and all breaches by it and its Subsidiaries of, and shall have become and caused its Subsidiaries to become fully compliant with, the terms of the Licencias de Microsoft Business Solutions Axapta license agreement (the “Axapta License”) between Intcomex de Las Americas, S.A. and Microsoft Business Solutions, dated May 29, 2003, for the Axapta software product (“Axapta”), including without limitation by having taken the following actions: (i) amending the Axapta License to permit the Company and its Subsidiaries to use Axapta in the manner currently being used and necessary for use by the Company and its Subsidiaries; (ii) paying all fees and penalties specified by Microsoft Business Solutions that are (x) attributable to the Company’s and its Subsidiaries’ improper use of Axapta or (y) required as a result of amending the Axapta License pursuant to clause (i) above; and (iii) obtaining a full and unconditional release from Microsoft Business Solutions of any and all liability attributable to the Company’s or any of its Subsidiaries’ breach of, or non-compliance with, the terms of the Axapta License, in each case to Buyer’s reasonable satisfaction.

(q) Buyer shall have received letters substantially in the form of Exhibit J from the entities set forth in Annex 7.2(q) with respect to the contracts between such entities and the relevant Subsidiary of the Company containing a change of control provision.

(r) Each Seller acquiring shares of Common Stock pursuant to this Agreement shall have executed and delivered a Stock Pledge Agreement in favor of Buyer as secured party, pursuant to which such Seller shall have granted Buyer a valid security interest in such Seller’s shares of Common Stock in order to secure such Seller’s obligations under this Agreement and the Shareholders Agreement, and such Seller shall have delivered certificates representing all of such Seller’s shares of Common Stock to the secured party and taken all other necessary actions to perfect such security interest; and upon such delivery, the security interest created under the Stock Pledge Agreement shall have been perfected and subject to no prior Encumbrances.

(s) Each Seller shall have executed and delivered to the Company an investor letter substantially in the form set forth hereto as Exhibit K dated as of the Closing Date.

(t) Reserved.

(u) Intcomex Peru, S.A.C., a sociedad anónima cerrada organized and existing under the laws of Peru (“Intcomex Peru”) shall have acquired 2,297 outstanding shares in DTMK Inmobiliaria, S.A.C., a sociedad anónima cerrada organized and existing under the laws of Peru (“DTMK”), free and clear of any Encumbrances; Intcomex Peru shall have agreed to cancel DTMK’s outstanding debt owed to Intcomex Peru in the amount of 648,170.00 Peruvian soles in exchange for 64,817 newly issued shares in DTMK, free and clear of all Encumbrances; and all actions shall have been taken, other than the publication of a notice regarding the share capital increase in the Diario Oficial El Peruano, for Intcomex Peru to own at least 99% of DTMK, free and clear of any Encumbrances.

(v) Each of the shareholders of the Designated Subsidiaries that is not a Subsidiary of the Company (each, a “Minority Shareholder”) shall have entered into a binding and irrevocable agreement with respect to the sale of the shares or other equity interests held by such Minority Shareholder in the capital of the relevant Designated Subsidiary, free and clear of any Encumbrances, to a wholly owned Subsidiary of the Company.

Section 7.3 Conditions to Obligations of Sellers. The obligation of each Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by Sellers’ Agent acting on behalf of Sellers) at or prior to the Closing of the following conditions:

(a) The representations and warranties of Buyer contained herein shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as of the date or dates hereof as of which such representations and warranties are made, and Sellers shall have received a certificate dated the Closing Date and executed by a duly authorized officer of Buyer to the effect that the representations and warranties of Buyer contained herein are true and correct as of the Closing in all material respects.

(b) The Buyer shall have performed or complied in all material respects with all obligations and covenants required to be performed or complied with by Buyer prior to or at Closing under this Agreement, and Sellers shall have received a certificate dated the Closing Date and executed by a duly authorized officer of Buyer to the effect that Buyer has performed or complied in all material respects with all obligations and covenants required to be performed or complied with by it hereunder as of the date hereof.

(c) Buyer shall have delivered the Shareholders Agreement, duly executed by an authorized officer of Buyer, to each Seller that it is contemplated will be a party to the Shareholders Agreement.

(d) Sellers shall have received Series A Seller Notes, Series B Seller Notes, share certificates, certificates and other documents customary for the transactions contemplated hereby as Sellers’ Agent may reasonably request.

(e) Sellers shall have received an opinion from Cleary, Gottlieb, Steen & Hamilton under New York law dated the Closing Date regarding the validity, binding nature and enforceability Series A Seller Notes and the Series B Seller Notes, in form and substance reasonably satisfactory to Sellers’ Agent.

(f) Buyer shall have executed and delivered to the Company an investor letter substantially in the form set forth hereto as Exhibit K dated as of the Closing Date.

ARTICLE VIII

Termination

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by the written agreement of the Buyer and Sellers’ Agent acting on behalf of Sellers;

(b) by the Buyer by written notice to Sellers if any of the conditions set forth in Sections 7.1 or 7.2 (including with respect to any representations and warranties) shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. New York time on November 30, 2004, unless such failure shall be due to the failure of the Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it on or prior to the Closing;

(c) by Sellers’ Agent, acting on behalf of Sellers, by written notice to the Buyer if any of the conditions set forth in Sections 7.1 or 7.3 (including with respect to any representations and warranties) shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. New York time on November 30, 2004, unless such failure shall be due to the failure of any Seller, the Company or its Subsidiaries to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them on or prior to the Closing;

(d) by Buyer, if there shall have been a material misrepresentation, material breach of warranty or material failure to perform obligations on the part of Sellers or the Company in respect of the representations, warranties and obligations set forth in this Agreement; provided that Buyer shall have served notice thereof on Sellers’ Agent acting on behalf of Sellers as soon as practicable after it becomes aware of such material breach or failure and provided, further, that such material breach or failure shall not have been remedied within 15 Business Days after notice thereof has been given to Sellers’ Agent acting on behalf of Sellers (it being agreed that where such 15-Business Day notice period would extend beyond the Closing Date, the Closing Date will be postponed to such 15th Business Day); or

(e) by Sellers’ Agent, acting on behalf of Sellers, if there shall have been a material misrepresentation, material breach of warranty or material failure to perform obligations on the part of Buyer in respect of the representations, warranties and obligations set forth in this Agreement; provided that Sellers’ Agent shall have served notice thereof on Buyer as soon as practicable after it becomes aware of such material breach or failure and provided, further, that such material breach or failure shall not have been remedied within 15 Business Days after notice thereof has been given to Buyer (it being agreed that where such 15-Business Day notice period would extend beyond the Closing Date, the Closing Date will be postponed to such 15th Business Day).

ARTICLE IX

Survival and Indemnification

Section 9.1 Survival of Representations, Warranties, Covenants and Agreements; Knowledge of Breach. (a) Except as set forth in this Section 9.1(a), the representations and warranties contained in this Agreement shall survive the Closing until the second anniversary of the Closing Date and shall expire at such time, except that (i) the representations and warranties set forth in Section 3.11 (Tax Matters) and Section 3.13 (Environmental Matters) shall survive the Closing until the expiration of the applicable statute of limitations (including statutes of limitations applicable to claims for breach of contract and claims by third parties with respect to the matters set forth in such representations and warranties) and (ii) the representations and warranties set forth in Sections 3.1 (Organizational Matters Regarding Sellers and the Company), 3.2 (Capitalization of the Company, HoldCo, Intcomex LLC and Other Subsidiaries), 3.3 (Subsidiaries of the Company), 3.10 (Consents and Approvals), 3.14 (Brokers and Finders), 3.17 (Real Property), 3.18 (Tangible Assets), 3.20 (Receivables), 3.21 (Inventory) (but, in the case of Sections 3.17, 3.18, 3.20 and 3.21, only to the extent such representations and warranties relate to the Company and its Subsidiaries’ title to their assets and the absence of Encumbrances (other than Permitted Encumbrances) on those assets), 4.1 (Organizational Matters Regarding Additional Sellers), 4.2 (Consents and Approvals), 4.5 (Brokers and Finders), 5.1 (Organizational Matters Regarding Buyer), 5.2 (Consents and Approvals) and 5.4 (Brokers and Finders) shall survive the Closing indefinitely. The covenants and other agreements contained in this Agreement shall survive the Closing until the date or dates specified therein or the expiration of the applicable statute of limitations with respect to such matters, whichever is later. In the event notice of any claim for indemnification shall have been given to the indemnifying party prior to the expiry of the representation, warranty, covenant or agreement pursuant to which indemnification is sought, such representation, warranty, covenant or agreement shall survive with respect to those matters until such time as such claim is finally resolved, provided that the underlying facts related thereto are set forth in reasonable detail and the specific representation, warranty, covenant or agreement alleged to have been breached is specified.

(b) Except as set forth in the Agreement, regardless of whether any Party or any of its Affiliates or any of their respective representatives had or should have had knowledge or notice of any facts or circumstances which would result in the breach of, or inaccuracy in, any representation or warranty of the other Party or Parties or the failure of any condition for its benefit to be satisfied or the breach of any covenant for its benefit, for purposes of this Agreement, such Party or Parties shall not be deemed to have waived such breach or inaccuracy or condition. Actual or constructive knowledge, diligence investigations, access to information, sophistication, experience, notices and any other actual or deemed sources of information outside the express provisions of this Agreement shall in no way limit the scope of any representation, warranty or condition or heighten any materiality or Material Adverse Effect threshold herein.

Section 9.2 Indemnification by Buyer. (a) For the period commencing on the Closing Date and, subject to submission of a notice to the indemnifying party prior to the expiration of the periods specified in Section 9.1(a) hereof in sufficient detail for the indemnifying party to evaluate the claim, Buyer shall, subject to the limitations set forth in

Sections 9.2(b) hereof, indemnify and hold harmless Sellers and their Affiliates, and their respective Directors, managers, officers, employees, shareholders, members and agents (“Seller Indemnified Parties”) against and in respect of all actions, suits, hearings, proceedings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, losses, damages (including punitive, special and consequential damages), lost profits, diminution in value, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses incurred in investigating, preparing or defending any claims covered hereby) (collectively, “Losses”) sustained or incurred by any Seller Indemnified Party, arising out of, in connection with or relating to: (i) any breaches of Buyer’s representations or warranties set forth in this Agreement (in each case disregarding for such purpose any qualifications set forth in this Agreement with respect to materiality or a Material Adverse Effect); (ii) any breaches of Buyer’s covenants set forth in this Agreement; and (iii) any breaches of the Company’s covenants set forth in this Agreement occurring after the Closing.

(b) Except with respect to the representations and warranties contained in Section 5.1 (Organizational Matters Regarding Buyer) and Section 5.4 (Brokers and Finders): (i) no claims by Seller Indemnified Parties under Section 9.2(a)(i) for any Loss shall be deemed to be a Loss unless and until all claims for which aggregate Losses (other than Losses with respect to a breach of the representations and warranties contained in Section 5.1 (Organizational Matters Regarding Buyer) and Section 5.4 (Brokers and Finders)) are recoverable by Seller Indemnified Parties hereunder exceed $500,000 (the “Threshold”), whereupon the Seller Indemnified Parties shall be entitled to indemnification for all Losses whether below or in excess of such Threshold (and not just the amount in excess of the Threshold). In addition, except with respect to claims for Losses arising out of, in connection with or relating to a breach of Section 5.1 (Organizational Matters Regarding Buyer) and Section 5.4 (Brokers and Finders) for which there shall be no limit, any payments under Section 9.2(a)(i) by Buyer to Seller Indemnified Parties shall not exceed $5,000,000.

(c) Any payments pursuant to this Section 9.2 shall be treated as an adjustment to the purchase price of the shares of Common Stock acquired or subscribed to hereby, for all Tax purposes.

Section 9.3 Indemnification by Sellers and the Company. (a) For the period commencing on the Closing Date and, subject to submission of a notice to the indemnifying party prior to the expiration of the applicable period specified in Section 9.1(a) hereof in sufficient detail for the indemnifying party to evaluate the claim, Main Sellers and the Company shall, jointly and severally, subject to the limitations set forth in Sections 9.3(c) and 9.3(d) hereof, indemnify and hold harmless Buyer and its Affiliates (other than the Company and its Subsidiaries) and their respective Directors, managers, officers, employees, shareholders, members and agents (“Buyer Indemnified Parties”) against and in respect of all Losses sustained or incurred by any Buyer Indemnified Party, arising out of, in connection with or relating to (i) any breaches of Main Sellers’ or the Company’s representations and warranties set forth in this Agreement (in each case disregarding for such purpose any qualifications set forth in this Agreement with respect to materiality or a Material Adverse Effect); (ii) any breaches of Sellers’ covenants set forth in this Agreement; and (iii) any breaches of the Company’s covenants set forth in this Agreement occurring prior to or at the Closing.

(b) For the period commencing on the Closing Date and, subject to submission of a notice to the indemnifying party prior to the expiration of the applicable period specified in Section 9.1(a) hereof in sufficient detail for the indemnifying party to evaluate the claim, Additional Sellers shall, severally but not jointly, subject to the limitations set forth in Sections 9.3(c) and 9.3(d) hereof, indemnify and hold harmless the Buyer Indemnified Parties against and in respect of all Losses sustained or incurred by any Buyer Indemnified Party, arising out of, in connection with or relating to (i) any breaches of such Additional Seller’s representations and warranties set forth in this Agreement (in each case disregarding for such purpose any qualifications set forth in this Agreement with respect to materiality or a Material Adverse Effect); or (ii) any breaches of such Additional Seller’s covenants set forth in this Agreement.

(c) No amounts shall be recoverable under Section 9.3(a) or Section 9.3(b) by the Buyer Indemnified Parties with respect to any matter to the extent such matter was included in the Closing Adjusted Working Capital Statement (provided that if the Losses in connection with such matter exceed the extent of the adjustment in respect of such matter in the Closing Adjusted Working Capital Statement, then this Section 9.3(c) shall not bar a claim for the amount by which such Losses exceed the amount of such adjustment) and any adjustments included in the Closing Adjusted Working Capital Statement shall not be counted in determining if the Threshold has been satisfied. No Losses shall be recoverable under both Section 9.3(a) and Section 9.3(b) by a Buyer Indemnified Party.

(d) Except with respect to the representations and warranties contained in Section 3.1 (Organizational Matters Regarding Sellers and the Company), Section 3.2 (Capitalization of the Company, HoldCo, Intcomex LLC and Other Subsidiaries), Section 3.11 (Tax Matters), Section 3.14 (Brokers and Finders), Section 3.16 (Intellectual Property) (but only, in the case of the representations and warranties set forth in Section 3.16, as they relate to any violations of the terms of the Axapta License), Section 3.25 (Labor Matters), Section 4.1 (Organizational Matters Regarding Additional Sellers) and Section 4.5 (Brokers and Finders): (i) no claims by Buyer Indemnified Parties under Section 9.3(a)(i) or 9.3(b)(i) for any Loss shall be deemed to be a Loss unless and until all claims for which aggregate Losses (other than Losses with respect to a breach of the representations and warranties contained in Section 3.1 (Organizational Matters Regarding Sellers and the Company), Section 3.2 (Capitalization of the Company, HoldCo, Intcomex LLC and Other Subsidiaries), Section 3.11 (Tax Matters), Section 3.14 (Brokers and Finders), Section 3.16 (Intellectual Property) (but only, in the case of the representations and warranties set forth in Section 3.16, as they relate to any violations of the terms of the Axapta License), Section 3.25 (Labor Matters), Section 4.1 (Organizational Matters Regarding Additional Sellers) and Section 4.5 (Brokers and Finders)) are recoverable by Buyer Indemnified Parties hereunder exceed the Threshold, whereupon Buyer Indemnified Parties shall be entitled to indemnification for all Losses whether below or in excess of such Threshold (and not just the amount in excess of the Threshold). In addition, except with respect to claims for Losses arising out of, in connection with or relating to a breach of Section 3.1 (Organizational Matters Regarding Sellers and the Company), Section 3.2 (Capitalization of the Company, HoldCo, Intcomex LLC and Other Subsidiaries), Section 3.11 (Tax Matters), Section 3.14 (Brokers and Finders), Section 4.1 (Organizational Matters Regarding Additional Sellers) and Section 4.5 (Brokers and Finders) for which there shall be no limit, any payments under Section

9.3(a)(i) and Section 9.3(b)(i) by Sellers and the Company to Buyer Indemnified Parties shall not exceed $35,100,000.

(e) In the event any of Main Sellers, Additional Sellers or the Company, as the case may be, is required to indemnify a Buyer Indemnified Party pursuant to Section 9.3(a) or Section 9.3(b), such Buyer Indemnified Party may, at its option, request that such indemnification be made in any of the following manners (or in any combination of the following manners):

(i) in cash; or

(ii) in cases where the indemnifying Person is a Seller and such Seller held Series A Seller Notes or Series B Seller Notes at the Closing, by delivering a certificate with respect to the Loss giving rise to the indemnification obligation to the indemnifying Seller and the Company in the manner described in the form of Series A Seller Note or in the form of Series B Seller Note, whereupon Seller and the Company shall, and Seller shall cause any assignee or transferee of the Series A Seller Note or Series B Seller Note, as the case may be, issued to such Seller at Closing to, take such actions as are described and permitted in Section 7 of the form of Series A Seller Note or in Section 6 of the form of Series B Seller Note, as the case may be; or

(iii) if Buyer (it being specified that only Buyer may seek indemnification pursuant to this Section 9.3(e)(iii)), after exercising commercially reasonable efforts or as a result of Buyer’s compliance with its obligations under the Acquisition Financing Agreement (or transactions entered into pursuant to the Acquisition Financing Agreement), is unable to obtain satisfaction of an indemnification obligation from an indemnifying Seller under (i) or (ii) above within thirty (30) days of Buyer’s giving notice to such indemnifying Seller of its intention to seek indemnification of a Loss from such Seller, then, in cases where such indemnifying Seller or any Permitted Transferee(s) of such Seller holds shares of Common Stock, Buyer may elect to cause such indemnification to be made in the manner contemplated in this Section 9.3(e)(iii) by giving written notice to Sellers (including the indemnifying Seller), any such Permitted Transferee(s) and the Company of: (A) the amount of the relevant Loss; and (B) the intention to obtain satisfaction of the indemnification obligation under the mechanism contemplated in this Section 9.3(e)(iii). Upon receipt of such notice, the board of Directors of the Company shall make a good faith determination whether Buyer has suffered a Loss indemnifiable by Seller under Section 9.3(a) or Section 9.3(b) above and, if the board of Directors of the Company determines such a Loss has occurred, the amount of such Loss. In the event the board of Directors determines that Buyer has suffered a Loss to be indemnified under Section 9.3(a) or Section 9.3(b), and upon the board of Directors of the Company’s determination of the amount of the Loss (which such determination shall be provided to Buyer, Sellers (including the indemnifying Seller), and such Permitted Transferees), the Company, Buyer, and the indemnifying Seller shall take, and the indemnifying Seller shall cause any such Permitted Transferee(s) to take, all necessary action (including the issuance or surrender of certificates representing shares of Common Stock) to give effect to the transfer to Buyer of a number of shares of Common Stock (“Indemnification Common Stock”) of the

indemnifying Seller and/or its Permitted Transferees determined in accordance with the following sentences of this Section 9.3(e)(iii). The number of shares of Common Stock of the indemnifying Seller and its Permitted Transferees to be transferred pursuant to the immediately preceding sentence shall be equal to a ratio, the numerator of which is the amount of the Loss that the board of Directors of the Company has determined Buyer has suffered in seeking indemnification pursuant to the mechanism described in this Section 9.3(e)(iii) and the denominator of which is the fair market value of a share of Common Stock (with such ratio being rounded to the nearest whole number) as determined by a nationally recognized investment banking firm selected by the Company that is not an Affiliate of Buyer, the indemnifying Seller and any such Permitted Transferees (the “Appraiser”). The Appraiser shall determine the fair market value of a share of Common Stock within twenty (20) Business Days after the date on which the Company shall have engaged the Appraiser. Each of Buyer, the indemnifying Seller, any such Permitted Transferees and the Company shall cooperate in good faith with the Appraiser and provide the Appraiser with reasonable access to information in connection with the determination of the fair market value of a share of Common Stock, and the Appraiser will be instructed to render a written valuation as promptly as practicable (but in any event within twenty (20) Business Days of selection). All fees and expenses relating to the work, if any, to be performed by the Appraiser shall be borne by the indemnifying Seller and any such Permitted Transferee(s). Any determination by the Appraiser shall be final, binding and conclusive upon Buyer, the indemnifying Seller and any such Permitted Transferees. Upon the determination of the fair market value of a share of Common Stock by the Appraiser, Buyer shall provide notice to the Company and Sellers that it is causing the indemnifying Seller and any such Permitted Transferee(s) to transfer the Indemnification Common Stock to Buyer, and the Indemnification Common Stock shall be immediately and automatically, without any action on the part of the indemnifying Seller any such Permitted Transferre(s), transferred on the books and records of the Company to Buyer. In the case of any such transfer of Common Stock owned by an indemnifying Seller and any such Permitted Transferee(s), the Company shall record in the books and records of the Company the transfer of the Common Stock owned by the indemnifying Seller and any such Permitted Transferee(s) in respective numbers that are as proportional as possible to the aggregate holdings of Common Stock of such indemnifying Seller and any such Permitted Transferee(s); or

(iv) if Buyer (it being specified that only Buyer may seek indemnification pursuant to this Section 9.3(e)(iv)), after exercising commercially reasonable efforts or as a result of Buyer’s compliance with its obligations under the Acquisition Financing Agreement (or transactions entered into pursuant to the Acquisition Financing Agreement), is unable to obtain satisfaction of an indemnification obligation from an indemnifying Seller under (i) or (ii) above within thirty (30) days of Buyer’s giving notice to such indemnifying Seller of its intention to seek indemnification of a Loss from such Seller, Buyer may elect to cause such indemnification to be made by exercising its rights under the Stock Pledge Agreement.

No exercise or failure to exercise Buyer’s rights pursuant to any of the indemnification mechanisms set forth above will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

(f) Any payments pursuant to this Section 9.3 shall be treated as an adjustment to the purchase price of the shares of Common Stock acquired or subscribed to hereby, for all Tax purposes.

Section 9.4 Calculation of Losses. The payment of any amount by the indemnifying Party to the indemnified Party under this Article IX shall be reduced by any amounts recovered by the indemnified Party under applicable insurance policies.

Section 9.5 Indemnification as Sole Remedy. Following the Closing, the indemnities provided in this Article IX shall be the sole and exclusive remedy of the Parties with respect to any and all claims for Losses sustained or incurred arising out of, in connection with or relating to this Agreement and the transactions contemplated by this Agreement (other than the Shareholders Agreement, the Tecno-Mundial Guarantee and the Stock Pledge Agreements), except for claims for fraud and except for actions for equitable relief under Section 6.2 and Section 6.4.

ARTICLE X

Miscellaneous

Section 10.1 Amendment and Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by: (i) Buyer and (ii) the Required Sellers, or in the case of a waiver, by the Party or Parties against whom the waiver is to be effective, it being specified that a waiver by the Required Sellers shall constitute a waiver by all Sellers. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.2 Expenses. (a) Except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

(b) Notwithstanding the provisions of Section 10.2(a), on the Closing Date the Company shall (or shall cause one of its subsidiaries to) reimburse Buyer and its Affiliates for the out-of-pocket fees and expenses of Buyer and its Affiliates (including but not limited to fees and expenses for its legal, tax and accounting advisors) related to this Agreement, the transactions contemplated hereby and the related financing.

(c) Notwithstanding the provisions of Section 10.2(a), on the date that this Agreement is terminated by Buyer pursuant to Section 8.1(b) (but only if such termination resulted from a failure of Sellers to pursue diligently and in good faith the satisfaction of any of the conditions set forth in Section 7.1 or Section 7.2) or Section 8.1(d), Sellers shall cause Intcomex LLC to reimburse Buyer and its Affiliates for the out-of-pocket fees and expenses of Buyer and its Affiliates (including but not limited to fees and expenses for its legal, tax and accounting advisors) related to this Agreement, the transactions contemplated hereby and the related financing.

Section 10.3 Public Disclosure. Each of Sellers and Buyer hereby agrees with the other Party or Parties that, except as may be required to comply with the requirements of applicable Law or the rules and regulations of any national securities exchange upon which the securities of one of such Parties or its Affiliates is listed (following consultation with the other Parties if reasonably practicable), no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by Buyer and Sellers’ Agent acting on behalf of Sellers.

Section 10.4 Assignment. No Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other Parties, except that: (i) the Parties may engage in collateral assignments to the financing sources (and their assignees) providing financing to the Company and/or its Subsidiaries in connection with the transactions contemplated by this Agreement, and (ii) Buyer may, upon prior notice to Sellers, assign its rights and obligations under this Agreement (other than Buyer’s obligation under the next following sentence) to a Permitted Assignee that expressly agrees to the terms of the obligations transferred, it being specified that upon the assumption of such obligations by the Permitted Assignee, Buyer shall be discharged of such obligations. In the event of an assignment by Buyer of its rights and obligations under this Agreement to a Permitted Assignee occurring prior to the Closing Date, Buyer shall cause such Permitted Assignee to have on the Closing Date sufficient assets to fulfill its obligations pursuant to Sections 2.1(a), 2.1(c) and 2.1(d). Any assignment or transfer in violation of this Section 10.4 shall be null and void ab initio.

Section 10.5 Entire Agreement. This Agreement (including all Annexes, Schedules and Exhibits hereto) contains the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings (including the Letter of Interest), oral or written, with respect to such matters. For the avoidance of doubt and without prejudicing any rights under this Agreement, each Party, for itself and its successors and assigns, releases, and shall cause its Affiliates and their respective successors and assigns to release, the other Parties and their respective Affiliates and each of their respective successors and assigns from any and all claims arising out of the Letter of Interest whether arising prior to, on or after the date hereof and all obligations and liabilities under the Letter of Interest are hereby discharged.

Section 10.6 Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 10.7 Parties in Interest; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, Sellers, the Company or their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 10.8 Schedules. The inclusion of any matter in any Schedule to this Agreement shall qualify or respond to representations and warranties in this Agreement to the extent that such disclosure is reasonable on its face to identify such representation or warranty that such disclosure is qualifying or being responsive to and the nature of such qualification or response.

Section 10.9 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original by the Parties executing such counterpart, but all of which shall be considered one and the same instrument.

Section 10.10 Section Headings. The Section and paragraph headings and table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 10.11 Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by facsimile; provided that the facsimile is promptly confirmed by written confirmation by registered mail thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

(a)	if to any Seller, to:

9835 N.W. 14th Street

Suite 101-102

Miami, Florida 33172

Attention: Michael Shalom

facsimile: (954) 301-0725

with a copy to:

Neal, Gerber & Eisenberg LLP

2 North LaSalle Street

Suite 2200

Chicago, Illinois 60602

facsimile: (312) 269-1744

Attention: Scott J. Bakal

(b)	if to Buyer, to:

CVC Venture Capital International

399 Park Avenue, 14th Floor

New York, New York 10022

facsimile: (212) 793-3368

Attention: Gisele Everett

with a copy to:

Cleary, Gottlieb, Steen & Hamilton

One Liberty Plaza New York,

New York 10006

facsimile: (212) 225-3999

Attention: Jeffrey S. Lewis

(c)	if to the Company, to:

9835 N.W. 14th Street

Miami, Florida 33172

facsimile: (305) 477-7565

Attention: Chair of the Board of Directors; President

Any notice given by mail shall be effective when received.

Section 10.12 Governing Law; Submission to Jurisdiction; Selection of Forum. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR, IF SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE “CHOSEN COURTS”). BUYER AND SELLER HEREBY (I) IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURTS, (II) WAIVE ANY OBJECTION, TO THE FULLEST EXTENT PERMITTED BY LAW, TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURTS, (III) WAIVE ANY OBJECTION, TO THE FULLEST EXTENT PERMITTED BY LAW, THAT THE CHOSEN COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY HERETO, (IV) AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10.11 (NOTICES) OF THIS AGREEMENT OR IN SUCH OTHER

MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND (V) AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.

Section 10.13 Waiver of Jury Trial. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.14 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof unless such invalidity or unenforceability, after taking into account the mitigation contemplated by the next sentence, deprives a Party of a material benefit contemplated by this Agreement. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable: (a) subject to, in the case of the Restrictive Covenants, the provisions of Section 6.4(e), a suitable and equitable provision shall be substituted therefor in order to carry out, as far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.15 Representatives. (a) Each of Sellers irrevocably appoints Sellers’ Agent, as its agent and attorney-in-fact, to take any action required or permitted to be taken by Sellers under the terms of this Agreement, including, without limiting the generality of the foregoing, the giving and receipt of any notices to be delivered or received by or on behalf of Sellers, the payment of expenses relating to the transactions contemplated by this Agreement, and (subject to Section 10.1) the right to waive, modify or amend any of the terms of this Agreement, and agree to be bound by any and all actions taken by Sellers’ Agent on behalf of Sellers.

(b) Buyer and the Company, respectively, shall be entitled to rely exclusively upon any communications or writings given or executed by Sellers’ Agent and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by Sellers’ Agent. In the event of a replacement of a Sellers’ Agent, the Sellers’ Agent that is being replaced shall promptly notify Buyer of such change, and until such notification, the Sellers’ Agent that is being replaced shall be deemed to be Sellers’ Agent in any dealings with Buyer and the Company under this Agreement.

(c) When in this Agreement it is stated that certain actions will be taken or omitted to be taken or certain notices received by Sellers’ Agent acting on behalf of Sellers, then Sellers shall take or omit to take such action or receive such notice solely through or by Sellers’ Agent.

Section 10.16 Transfer Taxes. All excise, sales, use, transfer, documentary, filing and other similar Taxes which may be imposed or assessed as a direct result of Buyer’s acquisition of or subscription to the shares of Common Stock acquired or subscribed to pursuant to Section 2.1 (“Transfer Taxes”) shall be borne one-half by Buyer and one-half by Sellers.

Section 10.17 Construction. This Agreement has been negotiated by the Parties and their respective counsel in good faith and will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any Party.

Section 10.18 No Conflict with Acquisition Financing Agreement. Notwithstanding anything set forth herein, none of the Parties shall be required to take any action required by this Agreement that would give rise to a default or breach under the: (i) the Acquisition Financing Agreement; or (ii) any other document or agreement entered into pursuant to the Acquisition Financing Agreement.

[Signature pages to follow.]

IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the Parties as of the date first written above.

COURT SQUARE CAPITAL, LTD.

By:	/s/ Byron Knief
Name: Byron Knief
Title: SVP

By:	/s/ Anthony Shalom
Anthony Shalom

By:	/s/ Michael Shalom
Michael Shalom

By:	/s/ Mauro Butelmann
Mauro Butelmann

By:	/s/ Benjamin Mizrachi
Benjamin Mizrachi

By:	/s/ Naftali Mizrachi
Naftali Mizrachi

By:	/s/ Javier Martinez
Javier Martinez

By:	/s/ Boris Vasquez
Boris Vasquez

By:	/s/ Hans Cristi Urzua
Hans Cristi Urzua

By:	/s/ Jorge de Galvez
Jorge de Galvez

By:	/s/ Joey Koplowitz
Joey Koplowitz

By:	/s/ Jose Lozano Ligunsky
Jose Lozano Ligunsky

GONVAS ENTERPRISE, S.A.

By:	/s/ Boris A. Vasquez G.
Name:	Boris A. Vasquez G.
Title:	P.O.A.

TECNO-MUNDIAL, S.A.

By:	/s/ Isaac Mizrachi
Name:	Isaac Mizrachi
Title:

KHYBER INVESTMENTS LTD.

By:	/s/ Director Services Ltd. by Darryl Myers
Name:	Director Services Ltd. by Darryl Myers
Title:	Director

CARIBBEAN TRADE SERVICES LTD.

By:	/s/ Director Services Ltd. by Darryl Myers
Name:	Director Services Ltd. by Darryl Myers
Title:	Director

MALI PROPERTIES INC.

By:	/s/ Bertha Ackerman
Name:	Bertha Ackerman
Title:

EMIBASHER SOCIEDAD ANONIMA

By:	/s/ Esther Mizrachi
Name:	Esther Mizrachi
Title:	President

MARDEL HOLDINGS LIMITED

By:	/s/ Matthew DeLeon
Name:	Matthew DeLeon
Title:	Director

LUNIMAR, S.A.

By:	/s/ Gustavo D. Blufstein
Name:	Gustavo D. Blufstein
Title:	President

INTCOMEX, INC.

By:	/s/ Michael Shalom
Name:	Michael Shalom
Title:	President